Prospect Supplement	Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated December 19, 2014	Registration No. 333-201099

PEDEVCO Corp.

3,323,734 Shares of Common Stock and
3,700,758 Shares of Common Stock Issuable Upon Exercise of Warrants
__________________

This prospectus relates to the sale by certain stockholders named in this prospectus listed under “Selling Shareholders” beginning on page 38 of this prospectus, of up to (a) 3,323,734 shares of our common stock, par value $0.001 per share (“Common Stock”); and (b) 3,700,758 shares of Common Stock issuable upon exercise of outstanding warrants to purchase shares of Common Stock. Throughout this prospectus, we refer to these stockholders as the selling shareholders.

We are not selling any securities covered by this prospectus and will not receive any of the proceeds from the sale of such shares by the selling shareholders. However, to the extent that the warrants are exercised for cash, we will receive the payment of the exercise price in connection with such exercise (see also “Use of Proceeds” on page 38 below). We are registering shares of Common Stock on behalf of the selling shareholders. The selling shareholders or their donees, pledgees or other transferees may sell or otherwise transfer the shares of Common Stock offered by this prospectus from time to time either directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. These sales or dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying market prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” beginning on page 46 of this prospectus for more information about how the selling shareholders may sell or otherwise transfer the shares of Common Stock offered hereby.

We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of our Common Stock pursuant to the registration statement of which this prospectus forms a part. Each selling shareholder will be responsible for all other costs and expenses in connection with the sale of their shares of Common Stock, including brokerage commissions or dealer discounts.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) may be sold under Rule 144 rather than pursuant to this prospectus.

Our Common Stock is listed on the NYSE MKT under the symbol “PED”. The closing price for our Common Stock on December 18, 2014 was $0.542 per share.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 10 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). This prospectus relates to the resale by the selling shareholders listed in this prospectus, of up to (a) 3,323,734 shares of Common Stock; and (b) 3,700,758 shares of Common Stock issuable upon exercise of outstanding warrants to purchase shares of Common Stock. We will not receive any proceeds from the resale of any of the shares by the selling shareholders. However, to the extent that the warrants are exercised for cash, we will receive the payment of the exercise price in connection with such exercise (see also “Use of Proceeds” on page 38 below).  We have agreed to pay for the expenses related to the registration of the shares being offered by the selling shareholders.

You should read this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” and “Incorporation of Documents By Reference” before making an investment decision.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, or a future filing with the SEC incorporated by reference in this prospectus.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

In this prospectus, we may rely on and refer to information regarding the oil and gas industry in general from market research reports, analyst reports and other publicly available information. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of this information, and we have not independently verified any of it. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” beginning on page 10 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Certain abbreviations and oil and gas industry terms used throughout this prospectus are described and defined in greater detail under “Glossary of Oil And Natural Gas Terms” on page 31 of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 31, 2014, as amended, which is incorporated herein by reference.  See “Incorporation Of Documents By Reference” on page 48.

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “we,” “us,” “our,” the “Company,” and “PEDEVCO” refer to PEDEVCO Corp. and its subsidiaries. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our securities.

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in, or incorporated by reference in, the prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our securities, in addition to the following summary, we urge you to carefully read the entire prospectus and documents incorporated by reference herein or in any prospectus supplement, especially the risks of investing in our securities as discussed under “Risk Factors” herein and therein. The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus.

Overview

We are an energy company engaged primarily in the acquisition, exploration, development and production of oil and natural gas shale plays in the Denver-Julesberg Basin (“D-J Basin”) in Colorado, which contains hydrocarbon bearing deposits in several formations, including the Niobrara, Codell, Greenhorn, Shannon, J-Sand, and D-Sand.  As of September 30, 2014, we held approximately 16,511 net operated D-J Basin acres located in Weld and Morgan Counties, Colorado, comprised of approximately 2,379 net operated acres in the Wattenberg Extension area of the D-J Basin we previously referred to as our “Niobrara Asset,” and 14,132 net operated acres in the Wattenberg and Wattenberg Extension areas of the D-J Basin that we recently acquired from Continental Resources, Inc. (“Continental”) and previously referred to as our “Wattenberg Asset,” which we now collectively refer to as our “D-J Basin Asset.”  Our wholly-owned subsidiary, Red Hawk Petroleum, LLC (“Red Hawk”), currently holds interests in 53 wells in our D-J Basin Asset, 14 of which are operated by Red Hawk and currently producing, 17 of which are non-operated and Red Hawk has an after-payout interest in 22.  We also operate 5 additional wells in our D-J Basin Asset through Condor Energy Technology, LLC (“Condor”), our partially-owned subsidiary.  We believe our current D-J Basin Asset could contain approximately a gross total of 1,300 gross (166 net) drilling locations, based on 40 and 80 acre spacing.

In addition, as of September 30, 2014, we had approximately 6,686 gross (3,283 net acres) of oil and gas properties in the Mississippian Lime play located in Comanche, Harper, and Kiowa Counties, Kansas, which we own an indirect 49% working interest in and operate, which we refer to as our “Mississippian Asset.”  We hold the Mississippian Asset pursuant to a term assignment which expires on December 29, 2014. If we drill at least three horizontal wells on these leasehold interests prior to this date, then we have the option, in our sole discretion, to extend the primary term with respect to some or all of the leases subject to the assignment for an additional one (1) year period upon payment of an additional $200 per net acre covered by the leases upon which the option is exercised.  We do not believe we will be able to drill and complete the three horizontal wells necessary to hold this acreage by December 29, 2014.  However, we are in current discussions to extend the primary term of the term assignment and are hopeful that an extension will be obtained, although there can be no assurances that an extension will be obtained on commercially reasonable terms, or at all.  If we successfully obtain the primary term assignment extension, we anticipate that the drilling of the three wells will commence in the first half of 2015.  If, however, we are unsuccessful in obtaining an extension of the primary term assignment, and our term assignment expires with respect to the Mississippian Asset, we will likely be required to impair the Mississippian Asset in full.

We have also entered into agreements to acquire a 5% interest in a Canadian publicly-traded company which is in the process of acquiring a 100% working interest in production and exploration licenses covering an approximate 380,000 acre oil and gas producing asset located in the Pre-Caspian Basin in Kazakhstan, which we plan to close upon receipt of required approvals from the Kazakhstan government and satisfaction of other customary closing conditions, which are planned to be satisfied on or before July 2015.

We believe that the D-J Basin shale play represents among the most promising unconventional oil and natural gas plays in the U.S. We plan to continue to seek additional acreage proximate to our currently held core acreage located in the Wattenberg and Wattenberg Extension areas of Weld County, Colorado.  Our strategy is to be the operator, directly or through our subsidiaries and joint ventures, in the majority of our acreage so we can dictate the pace of development in order to execute our business plan. The majority of our capital expenditure budget for the next 12 calendar months will be focused on the acquisition, development and expansion of our D-J Basin Asset.  Due to unexpected delays in obtaining necessary spacing, pooling and drilling permits, and securing required drilling, completion, and water sourcing and disposal vendors and resources, we have been delayed in executing upon our anticipated full development plan for 2014 by approximately six months.  Accordingly, we plan to drill and complete, and participate in the drilling and completion of, approximately 19 additional total wells (equivalent to 3 net wells to us) in our D-J Basin Asset through mid-2015, including both operated and non-operated wells, 11 of which will be long lateral wells.  We plan to utilize projected cash flow from operations, the approximately $13.5 million gross ($11.0 million net, after origination-related fees and expenses) available under our current senior debt facility, our cash on hand, and proceeds from future potential debt and/or equity financings to fund our operations and business plan.

Condor Energy Technology LLC (“Condor”), in which we own a 20% interest and manage with an affiliate of MIE Holdings Corporation (described in greater detail below under “Strategic Alliances” – “MIE Holdings”), has drilled, completed and operates five horizontal wells in the D-J Basin Asset, all from the Niobrara “B” Bench target zone.  The day-to-day operations of Condor are managed by our management, and Condor’s Board of Managers is comprised of our Chief Executive Officer, Mr. Frank Ingriselli, and two designees of MIE Holdings Corporation (“MIE Holdings”). In addition, as of September 30, 2014, MIE Holdings had loaned us approximately $6.17 million to fund operations and development of the Niobrara Asset.  The Company uses the equity method to account for its 20% ownership in Condor.  Accordingly, all assets and liabilities of Condor are reflected as equity investment in our consolidated balance sheets and all revenues, operating expenses and other income and expenses are reflected as earnings/loss on equity investments in our consolidated statements of operations in accordance with U.S. generally accepted accounting principles (“GAAP”) reporting requirements.

We have listed below the total production volumes and total revenue net to the Company for the three and nine months ended September 30, 2014 and 2013 attributable to our D-J Basin Asset, including the calculated production volumes and revenue numbers for our D-J Basin Asset held indirectly through Condor that would be net to our interest if reported on a consolidated basis.

	Three months ending September 30, 2013	Three months ending September 30, 2014
Oil volume (BBL)	4,492	12,353
Gas volume (MCF)	5,135	27,790
Volume equivalent (BOE) (1)	5,348	16,984
Revenue (000’s)	$463	$1,187

	Nine months ending September 30, 2013	Nine months ending September 30, 2014
Oil volume (BBL)	12,536	46,882
Gas volume (MCF)	10,996	68,149
Volume equivalent (BOE) (1)	14,369	58,240
Revenue (000’s)	$1,224	$4,496

(1) 6 Mcf of natural gas is equivalent to 1 barrel of oil.

Business Strategy

We believe that the D-J Basin shale play represents among the most promising unconventional oil and natural gas plays in the U.S. We plan to continue to seek additional acreage proximate to our currently held core acreage located in the Wattenberg and Wattenberg Extension areas of Weld County, Colorado.  Our strategy is to be the operator, directly or through our subsidiaries and joint ventures, in the majority of our acreage so we can dictate the pace of development in order to execute our business plan. The majority of our capital expenditure budget for the next 12 calendar months will be focused on the acquisition, development and expansion of our D-J Basin Asset.  Due to unexpected delays in obtaining necessary spacing, pooling and drilling permits, and securing required drilling, completion, and water sourcing and disposal vendors and resources, we have been delayed in executing upon our anticipated full development plan for 2014 by approximately 6 months.  Accordingly, we plan to drill and complete, and participate in the drilling and completion of, approximately 19 additional total wells (equivalent to 3 net wells to us) in our D-J Basin Asset through mid-2015, including both operated and non-operated wells, 11 of which will be long lateral wells.  We plan to utilize projected cash flow from operations, the approximately $13.5 million gross ($11.0 million net, after origination-related fees and expenses) available under our current senior debt facility, cash on hand, and proceeds from future potential debt and/or equity financings to fund our operations and business plan.

Strategic Alliances

Golden Globe

On March 7, 2014, in connection with our acquisition of certain assets in the D-J Basin from Continental, we entered into a $50 million 3-year term debt facility (the “Senior Notes”) with various investors including RJ Credit LLC, a subsidiary of a New York-based investment management group with more than $1.3 billion in assets under management specializing in resource investments.  As part of the transaction, Golden Globe Energy Corp. (“Golden Globe”) (an affiliate of RJ Credit LLC) acquired (i) an equal 13,995 net acre position in the assets acquired from Continental, and (ii) 50% of our ownership interest in Pacific Energy Development MSL, LLC, which holds our Mississippian Asset, thereby making Golden Globe an equal working interest partner with us in the development of our D-J Basin and Mississippian Assets, allowing us to undertake a more aggressive drilling and development program in 2014 and beyond.

MIE Holdings

Through the relationships developed by our founder and Chief Executive Officer, Frank Ingriselli, we formed a strategic relationship with MIE Holdings Corporation (Hong Kong Stock Exchange code: 1555.HK), one of the largest independent upstream onshore oil companies in China, which we refer to as MIE Holdings, to assist us with our plans to develop unconventional shale properties and explore acquisition opportunities in Asia. According to information provided by MIE Holdings, MIE Holdings has drilled and currently operates over 2,000 oil wells in China and Kazakhstan and brings extensive drilling and completion experience and expertise, as well as a strong geological team. MIE Holdings has also been a significant investor in our operations as discussed below. A portion of our D-J Basin Asset is held all or in part by Condor, which is a Nevada limited liability company owned 20% by us and 80% by an affiliate of MIE Holdings.  Condor also drilled, completed and operates five of our horizontal wells.

MIE Holdings has been a valuable partner providing us necessary capital in the early stages of our development. It purchased 1,333,334 shares of our Series A preferred stock, which were automatically converted into 1,333,334 shares of our Common Stock in January 2013 and are still held by MIE Holdings, and acquired an 80% interest in Condor for total consideration of $3 million, and as of September 30, 2014, had loaned us $6.17 million through a short-term note (the “MIEJ Note”) to fund operations and development of the D-J Basin acreage operated by Condor, and $432,433 toward the acquisition of the Mississippian Asset, of which we repaid $432,433 in March 2014.

On October 8, 2014, MIE Holdings provided us the expected written notice stating that the MIEJ Note was past due and payable. Pursuant to the subordination language in the MIEJ Note, as amended, MIE Holdings agreed to subordinate the MIEJ Note to indebtedness for money borrowed from any bank or other non-affiliated financial institution or investment group incurred by the Company in excess of $10 million, which subordinated the MIEJ Note to the Senior Notes issued on March 7, 2014. Notwithstanding the notice from MIE Holdings and the Company’s confidence based on the subordination language in the MIEJ Note that no payments are due or payable at this time, it is the Company’s desire that with approval of the holders of the Senior Notes, the Company will be able to use a portion of the Company’s available cash flow from operations to make payments from time to time on the MIEJ Note prior to the maturity of the Senior Notes in March 2017.

STXRA

On October 4, 2012, we established a technical services subsidiary, Pacific Energy Technology Services, LLC, which is 70% owned by us and 30% owned by South Texas Reservoir Alliance, LLC, which we refer to as STXRA, through which we plan to provide acquisition, engineering, and oil drilling and completion technology services in joint cooperation with STXRA in the United States. While Pacific Energy Technology Services, LLC currently has no operations, only nominal assets and liabilities and limited capitalization, we anticipate actively developing this venture in 2015.

STXRA is a consulting firm specializing in the delivery of petroleum resource acquisition services and practical engineering solutions to clients engaged in the acquisition, exploration and development of petroleum resources. In April 2011, we entered into an agreement of joint cooperation with STXRA in an effort to identify suitable energy ventures for acquisition by us, with a focus on plays in shale oil and natural gas bearing regions in the United States. According to information provided by STXRA, the STXRA team has experience in their collective careers of drilling and completing horizontal wells, including over 100 horizontal wells with lengths exceeding 4,000 feet from 2010 to 2014, as well as experience in both slick water and hybrid multi-stage hydraulic fracturing technologies and in the operation of shale wells and fields. We believe that our relationship with STXRA, both directly and through our jointly-owned Pacific Energy Technology Services LLC services company, will supplement the core competencies of our management team and provide us with petroleum and reservoir engineering, petrophysical, and operational competencies that will help us to evaluate, acquire, develop and operate petroleum resources in the future.

The following chart reflects our current organizational structure:

Senior Management and Board
Frank C. Ingriselli
Michael L. Peterson
Clark R. Moore
Elizabeth P. Smith
David C. Crikelair
(13.5%*)
Significant Stockholders
Yao Hang Finance (Hong Kong) Limited (10%*)
Public Stockholders
(76.5%*)
PEDEVCO Corp.
Texas Corporation
Pacific Energy Development Corp. (PEDCO)
• Nevada corporation
• Holds portion of D-J Basin Asset
• Holds Kazakhstan Opportunity
Pacific Energy Development MSL, LLC
Nevada limited liability company
50% owned by PEDCO and 50% owned by Golden Globe Energy Corp.
Holds Mississippian Asset
PACIFIC ENERGY
DEVELOPMENT MSL
Pacific Energy Technical Services, LLC
Nevada limited liability company
70% owned by PEDCO and 30% owned by STXRA
Vehicle for providing technical services
PACIFIC ENERGY
TECHNICAL SERVICES, LLC
Condor Energy Technology LLC
Nevada limited liability company
20% owned by PEDCO and 80% owned by MIE Holdings
Operates 5 wells in D-J Basin Asset
CONDOR
ENERGY
Red Hawk Petroleum, LLC
Nevada limited liability company
100% owned by PEDEVCO Corp.
Holds majority of D-J Basin Asset, including interests in 53 wells
REDHAWK
PETROLEUM

*Represents percentage of voting power based on 33,117,516 shares of Common Stock outstanding as of December 17, 2014, and excludes voting power to be acquired upon exercise of outstanding options or warrants, or conversion of convertible promissory notes.

Common Stock and Warrant Offering

On November 28, 2014, we entered into various Common Stock and Warrant Subscription Agreements (the “Subscription Agreements”) with 73 accredited investors (the “Investors”), pursuant to which the Company sold to the Investors an aggregate of 3,323,734 units, each composed of (i) one share of the Company’s common stock (the “Common Stock” and the “Shares”), and (ii) one five-year warrant exercisable for one share of Common Stock (the “Offering Warrant(s)”), which were evidenced by Warrants For The Purchase of Common Stock (the “Warrant Agreements”), at a purchase price (the “Offering Price”) of $0.65 per Unit (collectively the “Units” and the “Offering”). The Subscription Agreements contain customary representations and warranties, indemnification rights and covenants of the Company and the Investors. The net proceeds to the Company from the Offering, which closed on November 28, 2014 (the “Closing Date”), were approximately $1,860,378, after deducting various fees, expenses and legal fees of the placement agent in the Offering and an advisor to the Company (described below).  The Company intends to use the net proceeds from the Offering for development of existing assets of the Company and general working capital purposes.

The Offering Warrants have an exercise price equal to $1.00 per share, a term of five years, and are exercisable beginning six months and one day after the closing date of the Offering (May 29, 2015).  To the extent that any shares of Common Stock issuable upon exercise of the Offering Warrants (the “Warrant Shares”) are not registered under an effective registration statement under the Securities Act, on the date that is six months after the Closing Date, such unregistered Warrant Shares are exercisable on a cashless basis pursuant to the terms of the Warrant Agreements.  The Warrant Agreements provide that the holders of the warrants are prohibited from exercising the Offering Warrants to the extent that the resulting exercise would cause such holders to beneficially own more than 4.99% of the then outstanding shares of Common Stock of the Company.

Under the Subscription Agreements, the Company agreed to register the Shares and Warrant Shares under the Securities Act, for resale by the Investors. The Company has committed to file a registration statement on Form S-3 (which this prospectus forms a part of) by the 30th day following the Closing Date and to cause such registration statement to become effective by the 90th day following the Closing Date (or, in the event of a “full review” by the Commission, the 120th day following the Closing Date). The Subscription Agreements provide for liquidated damages in the event the registration statement covering the Shares has not been filed by the 30th day following the Closing Date. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by an Investor for the Units in the event the registration statement covering all of the Shares has not been filed by the 30th day following the Closing Date, and each 30 days thereafter, up to a maximum of 9%, after which time no additional damages shall be due.

In connection with the Offering, the Company paid National Securities Corporation (the “Placement Agent”), as placement agent in the Offering, and Casimir Capital L.P., as the Company’s financial advisor in the Offering (“Advisor”), various consideration consisting of a cash commission of an aggregate of approximately 10% of the gross proceeds from the Offering ($216,015) to the Placement Agent, a cash commission of 2% of the gross proceeds from sales of Units not relating to Units purchased by investors related to the Company and management ($29,022) to the Advisor; warrants, with identical terms as the Offering Warrants, to purchase 10% of the Shares sold in the Offering, which totaled warrants to purchase 332,374 shares of Common Stock to the Placement Agent; and warrants, with identical terms as the Offering Warrants, to purchase 2% of the Shares sold in the Offering not relating to Units purchased by investors related to the Company and management, which totaled warrants to purchase 44,650 shares of Common Stock to the Advisor (collectively, the “Agent and Advisor Warrants”, and together with the Offering Warrants, the “Warrants”).

Under the Subscription Agreements, the Company has agreed to indemnify the Investors for liabilities arising out of or relating to any breach of any representation, warranty, covenant or agreement made by the Company in the Subscription Agreements, provided that any claim relating to any breach of any representation must be brought within one (1) year of the Closing Date. The Investors, severally, and not jointly agreed to indemnify the Company against (i) any failure by such Investor to comply with the prospectus delivery requirements of the Securities Act in connection with the Shares and Warrant Shares registered by the Company and (ii) any untrue statement of a material fact contained in the registration statement to the extent such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of that Investor specifically for use in preparation of the registration statement, subject to certain exceptions.

Additionally, under the Subscription Agreements, each of the Investors agreed not to affect any short sales of the Company’s Common Stock at any time that such Investor does not have an equivalent offsetting long position in the Common Stock.

Additional Information

Additional information about us can be obtained from the documents incorporated by reference herein. See “Where You Can Find More Information”.

Our Contact Information

Our principal office is located at 4125 Blackhawk Plaza Circle, Suite 201, Danville, California 94506. Our phone number is (855) 733-2685.  Our website address is www.pacificenergydevelopment.com.  Information on our website or any other website is not, and will not be a part of this prospectus supplement or the accompanying prospectus and is not, and will not be, incorporated by reference into this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by the selling shareholders:	3,323,734 shares of Common Stock; and 3,700,758 shares of Common Stock issuable upon exercise of outstanding Warrants to purchase shares of Common Stock

Common stock outstanding before this offering:	33,117,516 shares

Common Stock outstanding after this offering:
36,818,274 shares (assumes the issuance of 3,700,758 shares of Common Stock issuable upon exercise of outstanding Warrants to purchase shares of Common Stock, which shares of Common Stock underlying such Warrants are being registered in the registration statement of which this prospectus forms a part)

Use of proceeds:
We will not receive any proceeds from the sale of shares in this offering by the selling shareholders. In the event that the Warrants are exercised for cash, we may receive up to a total of approximately $3,700,758 in proceeds. However, we cannot predict the timing or the amount of the exercise of these securities. In the event the Warrants are exercised for cash, we plan to use the proceeds from such exercises to fund drilling operations and for working capital and general corporate purposes, as described in greater detail under “Use of Proceeds”), provided that we will retain broad discretion over the use of these proceeds, if any.

Risk factors:
An investment in our Common Stock involves a high degree of risk. Before making an investment decision, investors should carefully consider the “Risk Factors” beginning on page 10, as well as the “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, and our subsequently filed reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

NYSE MKT Market Symbol:	PED

Unless otherwise indicated, the number of shares of our Common Stock outstanding as used throughout this prospectus is based on 33,117,516 shares of Common Stock outstanding as of December 17, 2014, and excludes:

●	1,827,224 shares that are issuable upon the exercise of outstanding options, with exercise prices ranging from $0.24 to $67.20 per share, with a weighted-average exercise price of $1.08 per share;

●
6,594,129 shares that are issuable upon the exercise of outstanding warrants to purchase capital stock, with exercise prices ranging from $1.00 to $5.25 per share, with a weighted-average exercise price of $2.13 per share; and

●	7,000,000 shares that are authorized for future awards under our employee equity incentive plans, of which 3,493,248 shares remain available for future awards.

Additionally, unless otherwise stated, all information in this prospectus:

●
assumes no exercise of outstanding options and warrants to purchase Common Stock (including, but not limited to the Warrants), no issuance of shares available for future issuance under our equity compensation plans, no issuance of shares upon conversion of subordinated convertible promissory notes with a current aggregate principal amount of approximately $555,000; and

●	reflects all currency in United States dollars.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents or information incorporated by reference herein and any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Forward-looking statements may include statements about our:

●	business strategy;

●	reserves;

●	technology;

●	cash flows and liquidity;

●	financial strategy, budget, projections and operating results;

●	oil and natural gas realized prices;

●	timing and amount of future production of oil and natural gas;

●	availability of oil field labor;

●	the amount, nature and timing of capital expenditures, including future exploration and development costs;

●	availability and terms of capital;

●	drilling of wells;

●	government regulation and taxation of the oil and natural gas industry;

●	marketing of oil and natural gas;

●	exploitation projects or property acquisitions;

●	costs of exploiting and developing our properties and conducting other operations;

●	general economic conditions;

●	competition in the oil and natural gas industry;

●	effectiveness of our risk management and hedging activities;

●	environmental liabilities;

●	compliance with debt covenants;

●	use of proceeds from this offering;

●	potential future transactions;

●	counterparty credit risk;

●	developments in oil-producing and natural gas-producing countries;

●	future operating results;

●	estimated future reserves and the present value of such reserves; and

●	plans, objectives, expectations and intentions contained in this prospectus supplement and the accompanying prospectus that are not historical.

We identify forward-looking statements by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate,” “hope,” “plan,” “believe,” “predict,” “envision,” “intend,” “will,” “continue,” “potential,” “should,” “confident,” “could” and similar words and expressions, although some forward-looking statements may be expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. You should consider carefully the statements included in and incorporated by reference in this prospectus and any prospectus supplement which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained or incorporated by reference in this prospectus and any prospectus supplement reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including known and unknown risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of oil and natural gas, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

●	changes in production volumes and worldwide demand, including economic conditions that might impact demand;

●	volatility of commodity prices for oil and natural gas;

●	the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

●	changes in estimates of proved reserves;

●	inaccuracy of reserve estimates and expected production rates;

●	risks incidental to the production of oil and natural gas;

●	our future cash flows, liquidity and financial condition;

●	competition in the oil and gas industry;

●	availability and cost of capital;

●	impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

●	cost of pending or future litigation;

●	the effect that acquisitions we may pursue have on our capital expenditures and infrastructure;

●	purchase price or other adjustments relating to asset acquisitions or dispositions that may be unfavorable to us;

●	our ability to retain or attract senior management and key technical employees;

●	success of strategic plans, expectations and objectives for our future operations.

Forward-looking statements speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus or any prospectus supplement, as applicable. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this prospectus and any prospectus supplement, or to reflect the occurrence of unanticipated events.

           You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference and any prospectus supplement, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

RISK FACTORS

Before making an investment decision, you should consider the “Risk Factors” discussed in the section entitled “Risk Factors” contained under Item 1A of Part I of our most recent annual report on Form 10-K for the year ended December 31, 2013, and under “Risk Factors” under Item 1A of Part II of our subsequent quarterly reports on Form 10-Q, as the same may be amended, supplemented or superseded from time to time by our subsequent filings and reports under the Securities Act or the Exchange Act, each of which are incorporated by reference in this prospectus supplement. For more information, see “Incorporation of Documents By Reference.” The market or trading price of our securities could decline due to any of these risks. In addition, please read “Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and the aforementioned risk factors that are incorporated herein by reference and other information in this prospectus supplement before deciding to become a holder of our Common Stock. The risks and uncertainties described in these incorporated documents and described below are not the only risks and uncertainties that we face.  Additional risks and uncertainties not presently known to us may also impair our business operations.  If any of these risks actually occur, our business and financial results could be negatively affected to a significant extent.  In that event, the trading price of our Common Stock could decline, and you may lose all or part of your investment in our Common Stock.

Our securities are subject to the following risk factors:

Risks Related to the Oil and Natural Gas Industry and Our Business

We have a limited operating history and expect to continue to incur losses for an indeterminable period of time.

We have a limited operating history and are engaged in the initial stages of exploration, development and exploitation of our leasehold acreage and will continue to be so until commencement of substantial production from our oil and natural gas properties, which will depend upon successful drilling results, additional and timely capital funding, and access to suitable infrastructure. Companies in their initial stages of development face substantial business risks and may suffer significant losses. We have generated substantial net losses and negative cash flows from operating activities in the past and expect to continue to incur substantial net losses as we continue our drilling program. In considering an investment in our Common Stock, you should consider that there is only limited historical and financial operating information available upon which to base your evaluation of our performance.  We have incurred losses from operations of $45,076,720 from the date of inception (February 9, 2011) through September 30, 2014. Additionally, we are dependent on obtaining additional debt and/or equity financing to roll-out and scale our planned principal business operations. Management’s plans in regard to these matters consist principally of seeking additional debt and/or equity financing combined with expected cash flows from current oil and gas assets held and additional oil and gas assets that we may acquire. Our efforts may not be successful and funds may not be available on favorable terms, if at all.

We face challenges and uncertainties in financial planning as a result of the unavailability of historical data and uncertainties regarding the nature, scope and results of our future activities. New companies must develop successful business relationships, establish operating procedures, hire staff, install management information and other systems, establish facilities and obtain licenses, as well as take other measures necessary to conduct their intended business activities. We may not be successful in implementing our business strategies or in completing the development of the infrastructure necessary to conduct our business as planned. In the event that one or more of our drilling programs is not completed or is delayed or terminated, our operating results will be adversely affected and our operations will differ materially from the activities described in and incorporated by reference in this prospectus and any prospectus supplement. As a result of industry factors or factors relating specifically to us, we may have to change our methods of conducting business, which may cause a material adverse effect on our results of operations and financial condition.  The uncertainty and risks described in and incorporated by reference in this prospectus and any prospectus supplement may impede our ability to economically find, develop, exploit and acquire oil and natural gas reserves.  As a result, we may not be able to achieve or sustain profitability or positive cash flows provided by our operating activities in the future.

We will need additional capital to complete future acquisitions, conduct our operations and fund our business and our ability to obtain the necessary funding is uncertain.

We will need to raise additional funding to complete future potential acquisitions and may need to raise additional funds through public or private debt or equity financing or other various means to fund our operations, acquire assets and complete exploration and drilling operations. In such a case, adequate funds may not be available when needed or may not be available on favorable terms. If we need to raise additional funds in the future, by issuing equity securities, dilution to existing stockholders will result, and such securities may have rights, preferences and privileges senior to those of our Common Stock. If funding is insufficient at any time in the future and we are unable to generate sufficient revenue from new business arrangements, to complete planned acquisitions or operations, our results of operations and the value of our securities could be adversely affected.

Our $34.5 million senior debt facility and $15.5 million drilling facility, includes various covenants, reduces our financial flexibility, increases our interest expense and may adversely impact our operations and our costs.

In connection with our acquisition of certain assets included in our D-J Basin Asset from Continental on March 7, 2014, we entered into a senior debt facility pursuant to which we borrowed $34.5 million, and have an additional $15.5 million available for future drilling operations (of which approximately $13.5 million remains available as of the date of this prospectus), subject to the terms and conditions of such facility (as described in greater detail below in the risk factor entitled “Our ability to borrow additional funds under the debt facility is subject to certain requirements and limitations set forth in our debt facility”), which amounts represent a significant amount of additional indebtedness. The debt facility includes various covenants (positive and negative) binding us, including:

●	requiring that we maintain the registration of our Common Stock under Section 12 of the Exchange Act;

●	requiring that we maintain the listing of our Common Stock on the NYSE MKT;

●	requiring that we timely file periodic reports under the Exchange Act;

●	requiring that we provide the lenders yearly and quarterly budgets and certain reserve reports;

●	requiring that we provide capital expenditure plans to the lenders prior to making certain expenditures;

●	prohibiting us and our subsidiaries from creating or becoming subject to any indebtedness, except pursuant to certain limited exceptions; and

●
prohibiting us or our subsidiaries from merging, selling their assets (except in the usual course of business), altering our organizational structure, winding up or liquidating, except in certain limited circumstances.

This new debt facility affects our operations in several ways, including the following:

●
a significant portion of our cash flows must be used to service the debt facility, including the obligation to pay monthly in arrears interest accruing at 15% per annum, and the monthly obligation to prepay the debt in an amount equal to the lesser of (a) the outstanding principal amount of the debt and (b) twenty-five percent (25%) of the aggregate of all net revenues actually received by us and our subsidiaries;

●	the high level of debt could increase our vulnerability to general adverse economic and industry conditions;

●	limiting our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments; and

●	the debt covenants may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

The high level of indebtedness under this new debt facility increases the risk that we may default on our debt obligations.  We may not be able to generate sufficient cash flows to pay the principal or interest on our debt, 25% of any revenues we do generate will be required to be used to repay the debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.  If we do not have sufficient funds and are otherwise unable to arrange financing to pay the interest or principal due on the debt, fund our business plan and satisfy our other obligations and liabilities, we may have to sell significant assets or have a portion of our assets foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

We do not currently have any commitments of additional capital except pursuant to the terms of the debt facility. We can provide no assurance that additional financing will be available on favorable terms, if at all. If we choose to raise additional capital through the sale of other debt or equity securities, such sales may cause substantial dilution to our existing shareholders.

     The repayment of our debt facility is secured by a security interest in all of our assets.

The repayment of our debt facility (which currently has an outstanding principal balance of $35.6 million and provides us the option, pursuant to the terms of the debt facility, to borrow an additional $13.5 million) is secured by a first priority security interest in all of our assets, property, real property and the securities of our subsidiaries and the repayment of such debt is further guaranteed by certain of our subsidiaries.  If we default in the repayment of the debt facility and/or any of the terms and conditions thereof, the lenders may enforce their security interest over our assets which secure the repayment of such debt, and we could be forced to curtail or abandon our current business plans and operations. If that were to happen, any investment in the Company could become worthless.

Our ability to borrow additional funds under the debt facility is subject to certain requirements and limitations set forth in our debt facility.

From time to time, subject to the terms and conditions of the debt facility (including the requirement that we deposited funds in an aggregate amount of any additional requested loan into a segregated bank account (the “Company Deposits”)), we have the right to request additional loans under our debt facility up to an additional $13.5 million in total or an aggregate of $50 million under such debt facility.  We are required to pay original issue discounts in the amount of 5% of the funds borrowed, underwriting fees in the amount of 10% of the amount of the funds borrowed, reimburse certain of the legal fees of the lender’s counsel, and pay applicable investment banking fees representing 5% of any funds borrowed, in connection with funds borrowed.  Funds borrowed are only eligible to be used by us, together with Company Deposits, for approved authorization for expenditures (“AFEs”) issued for a well or wells to be drilled and completed on any properties acquired in connection with the Wattenberg Asset, or the Mississippian Asset (the “Permitted Expenditures”).  In the event we drill a dry hole, we are prohibited from using any additional proceeds borrowed under the debt facility without the consent of the lender.  Additionally, no proceeds we receive from the transfer, sale, assignment or farm-out of the Mississippian Asset may be used to fund the Company Deposits.  The requirement that we put up funds equal to any further borrowing under the facility, fees required to be paid in connection with such further loans and the restrictions on our ability to borrow funds under such debt facility and our use of such funds may limit our ability to borrow funds under such facility, complete our planned business operations with funds from such debt facility, and increase our cost of borrowing, which individually or in the aggregate could have a material adverse effect on our results of operations.

The occurrence of an event of default under the notes sold in connection with our debt facility could have a material adverse effect on us and our financial condition.

The notes issued in connection with our debt facility include standard and customary events of default, including, among other things, our or any subsidiary’s default in the payment of any indebtedness under any agreement, or failure to comply with the terms and conditions of any other agreement related to indebtedness or otherwise, if the effect of such failure or default, is to cause, or permit the holder or holders thereof, or any counterparty to an agreement relating to indebtedness, to cause indebtedness, or amounts due thereunder, in an aggregate amount of $250,000 or more to become due prior to its stated date of maturity or the date such amount would otherwise have been due notwithstanding such default, subject to certain exclusions; the loss, suspension or revocation of, or failure to renew, any license or permit, if such license or permit is not obtained or reinstated within thirty (30) days, unless such loss, suspension, revocation or failure to renew could not reasonably be expected to have a material adverse effect on us; or there is filed against us or any of our subsidiaries or any of our officers, members or  managers any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), or any civil or criminal action, suit or proceeding under any other applicable law is filed by any governmental entity, that could result in the confiscation or forfeiture of any material portion of any collateral subject to any security interest held by the investors or their agent or other assets of such entity or person, and such action, suit or proceeding is not dismissed within one hundred twenty (120) days.

Upon an event of default under the notes, the holder of such note may declare the entire unpaid balance (as well as any interest, fees and expenses) immediately due and payable.  Funding to repay such notes may not be available timely, on favorable terms, if at all, and any default by us of the terms and conditions of the notes would likely have a material adverse effect on our results of operations, financial condition and the value of our Common Stock.

Drilling for and producing oil and natural gas are highly speculative and involve a high degree of risk, with many uncertainties that could adversely affect our business. We have not recorded significant proved reserves, and areas that we decide to drill may not yield oil or natural gas in commercial quantities or at all.

Exploring for and developing hydrocarbon reserves involves a high degree of operational and financial risk, which precludes us from definitively predicting the costs involved and time required to reach certain objectives.  Our potential drilling locations are in various stages of evaluation, ranging from locations that are ready to drill to locations that will require substantial additional interpretation before they can be drilled.  The budgeted costs of planning, drilling, completing and operating wells are often exceeded and such costs can increase significantly due to various complications that may arise during the drilling and operating processes. Before a well is spud, we may incur significant geological and geophysical (seismic) costs, which are incurred whether a well eventually produces commercial quantities of hydrocarbons or is drilled at all.  Exploration wells bear a much greater risk of loss than development wells.  The analogies we draw from available data from other wells, more fully explored locations or producing fields may not be applicable to our drilling locations.  If our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our operations as proposed and could be forced to modify our drilling plans accordingly.

    If we decide to drill a certain location, there is a risk that no commercially productive oil or natural gas reservoirs will be found or produced.  We may drill or participate in new wells that are not productive.  We may drill wells that are productive, but that do not produce sufficient net revenues to return a profit after drilling, operating and other costs.  There is no way to predict in advance of drilling and testing whether any particular location will yield oil or natural gas in sufficient quantities to recover exploration, drilling or completion costs or to be economically viable.  Even if sufficient amounts of oil or natural gas exist, we may damage the potentially productive hydrocarbon-bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production and reserves from the well or abandonment of the well.  Whether a well is ultimately productive and profitable depends on a number of additional factors, including the following:

●	general economic and industry conditions, including the prices received for oil and natural gas;

●	shortages of, or delays in, obtaining equipment, including hydraulic fracturing equipment, and qualified personnel;

●	potential drainage by operators on adjacent properties;

●	loss of or damage to oilfield development and service tools;

●	problems with title to the underlying properties;

●	increases in severance taxes;

●	adverse weather conditions that delay drilling activities or cause producing wells to be shut down;

●	domestic and foreign governmental regulations; and

●	proximity to and capacity of transportation facilities.

If we do not drill productive and profitable wells in the future, our business, financial condition and results of operations could be materially and adversely affected.

Our success is dependent on the prices of oil and natural gas.  Low oil or natural gas prices and the substantial volatility in these prices may adversely affect our business, financial condition and results of operations and our ability to meet our capital expenditure requirements and financial obligations.

    The prices we receive for our oil and natural gas heavily influence our revenue, profitability, cash flow available for capital expenditures, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the prices for oil and natural gas have been volatile. For example, for the four years ended December 8, 2014, the NYMEX - WTI oil price ranged from a high of $113.93 per Bbl to a low of $63.05 per Bbl, with NYMEX-WTI oil price recently closing at a low of $55.90 per Bbl on December 16, 2014, while the NYMEX - Henry Hub natural gas price ranged from a high of $8.15 per MMBtu to a low of $1.82 per MMBtu. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors. These factors include the following:

●	the domestic and foreign supply of oil and natural gas;

●	the domestic and foreign demand for oil and natural gas;

●	the prices and availability of competitors’ supplies of oil and natural gas;

●	the actions of the Organization of Petroleum Exporting Countries, or OPEC, and state-controlled oil companies relating to oil price and production controls;

●	the price and quantity of foreign imports of oil and natural gas;

●	the impact of U.S. dollar exchange rates on oil and natural gas prices;

●	domestic and foreign governmental regulations and taxes;

●	speculative trading of oil and natural gas futures contracts;

●	localized supply and demand fundamentals, including the availability, proximity and capacity of gathering and transportation systems for natural gas;

●	the availability of refining capacity;

●	the prices and availability of alternative fuel sources;

●	weather conditions and natural disasters;

●	political conditions in or affecting oil and natural gas producing regions, including the Middle East and South America;

●	the continued threat of terrorism and the impact of military action and civil unrest;

●	public pressure on, and legislative and regulatory interest within, federal, state and local governments to stop, significantly limit or regulate hydraulic fracturing activities;

●	the level of global oil and natural gas inventories and exploration and production activity;

●	authorization of exports from the Unites States of liquefied natural gas;

●	the impact of energy conservation efforts;

●	technological advances affecting energy consumption; and

●	overall worldwide economic conditions.

Declines in oil or natural gas prices would not only reduce our revenue, but could reduce the amount of oil and natural gas that we can produce economically. Should natural gas or oil prices decrease from current levels and remain there for an extended period of time, we may elect in the future to delay some of our exploration and development plans for our prospects, or to cease exploration or development activities on certain prospects due to the anticipated unfavorable economics from such activities, and, as a result, we may have to make substantial downward adjustments to our estimated proved reserves, each of which would have a material adverse effect on our business, financial condition and results of operations.

Our exploration, development and exploitation projects require substantial capital expenditures that may exceed cash on hand, cash flows from operations and potential borrowings, and we may be unable to obtain needed capital on satisfactory terms, which could adversely affect our future growth.

Our exploration and development activities are capital intensive.  We make and expect to continue to make substantial capital expenditures in our business for the development, exploitation, production and acquisition of oil and natural gas reserves.  Our cash on hand, our operating cash flows and future potential borrowings may not be adequate to fund our future acquisitions or future capital expenditure requirements.  The rate of our future growth may be dependent, at least in part, on our ability to access capital at rates and on terms we determine to be acceptable.

Our cash flows from operations and access to capital are subject to a number of variables, including:

●	our estimated proved oil and natural gas reserves;

●	the amount of oil and natural gas we produce from existing wells;

●	the prices at which we sell our production;

●	the costs of developing and producing our oil and natural gas reserves;

●	our ability to acquire, locate and produce new reserves;

●	the ability and willingness of banks to lend to us; and

●	our ability to access the equity and debt capital markets.

       In addition, future events, such as terrorist attacks, wars or combat peace-keeping missions, financial market disruptions, general economic recessions, oil and natural gas industry recessions, large company bankruptcies, accounting scandals, overstated reserves estimates by major public oil companies and disruptions in the financial and capital markets have caused financial institutions, credit rating agencies and the public to more closely review the financial statements, capital structures and earnings of public companies, including energy companies.  Such events have constrained the capital available to the energy industry in the past, and such events or similar events could adversely affect our access to funding for our operations in the future.

If our revenues decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels, further develop and exploit our current properties or invest in additional exploration opportunities.  Alternatively, a significant improvement in oil and natural gas prices or other factors could result in an increase in our capital expenditures and we may be required to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of production payments, the sale or farm out of interests in our assets, the borrowing of funds or otherwise to meet any increase in capital needs.  If we are unable to raise additional capital from available sources at acceptable terms, our business, financial condition and results of operations could be adversely affected.  Further, future debt financings may require that a portion of our cash flows provided by operating activities be used for the payment of principal and interest on our debt, thereby reducing our ability to use cash flows to fund working capital, capital expenditures and acquisitions.  Debt financing may involve covenants that restrict our business activities. If we succeed in selling additional equity securities to raise funds, at such time the ownership percentage of our existing stockholders would be diluted, and new investors may demand rights, preferences or privileges senior to those of existing stockholders. If we choose to farm-out interests in our prospects, we may lose operating control over such prospects.

Our oil and natural gas reserves are estimated and may not reflect the actual volumes of oil and natural gas we will receive, and significant inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating accumulations of oil and natural gas is complex and is not exact, due to numerous inherent uncertainties.  The process relies on interpretations of available geological, geophysical, engineering and production data.  The extent, quality and reliability of this technical data can vary.  The process also requires certain economic assumptions related to, among other things, oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  The accuracy of a reserves estimate is a function of:

●	the quality and quantity of available data;

●	the interpretation of that data;

●	the judgment of the persons preparing the estimate; and

●	the accuracy of the assumptions.

The accuracy of any estimates of proved reserves generally increases with the length of the production history.  Due to the limited production history of our properties, the estimates of future production associated with these properties may be subject to greater variance to actual production than would be the case with properties having a longer production history.  As our wells produce over time and more data is available, the estimated proved reserves will be re-determined on at least an annual basis and may be adjusted to reflect new information based upon our actual production history, results of exploration and development, prevailing oil and natural gas prices and other factors.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas most likely will vary from our estimates.  It is possible that future production declines in our wells may be greater than we have estimated.  Any significant variance to our estimates could materially affect the quantities and present value of our reserves.

We may have accidents, equipment failures or mechanical problems while drilling or completing wells or in production activities, which could adversely affect our business.

While we are drilling and completing wells or involved in production activities, we may have accidents or experience equipment failures or mechanical problems in a well that cause us to be unable to drill and complete the well or to continue to produce the well according to our plans.  We may also damage a potentially hydrocarbon-bearing formation during drilling and completion operations.  Such incidents may result in a reduction of our production and reserves from the well or in abandonment of the well.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

There are numerous operational hazards inherent in oil and natural gas exploration, development, production and gathering, including:

●	unusual or unexpected geologic formations;

●	natural disasters;

●	adverse weather conditions;

●	unanticipated pressures;

●	loss of drilling fluid circulation;

●	blowouts where oil or natural gas flows uncontrolled at a wellhead;

●	cratering or collapse of the formation;

●	pipe or cement leaks, failures or casing collapses;

●	fires or explosions;

●	releases of hazardous substances or other waste materials that cause environmental damage;

●	pressures or irregularities in formations; and

●	equipment failures or accidents.

In addition, there is an inherent risk of incurring significant environmental costs and liabilities in the performance of our operations, some of which may be material, due to our handling of petroleum hydrocarbons and wastes, our emissions to air and water, the underground injection or other disposal of our wastes, the use of hydraulic fracturing fluids and historical industry operations and waste disposal practices.

Any of these or other similar occurrences could result in the disruption or impairment of our operations, substantial repair costs, personal injury or loss of human life, significant damage to property, environmental pollution and substantial revenue losses.  The location of our wells, gathering systems, pipelines and other facilities near populated areas, including residential areas, commercial business centers and industrial sites, could significantly increase the level of damages resulting from these risks.  Insurance against all operational risks is not available to us.  We are not fully insured against all risks, including development and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable.  We maintain $2 million general liability coverage and $10 million umbrella coverage that covers our and our subsidiaries’ business and operations.  Our wholly-owned subsidiary, Red Hawk, which operates most of our D-J Basin Asset, also maintains a $10 million control of well insurance policy that covers its operations in Colorado, and our partially-owned subsidiary, Condor, which operates the balance of our D-J Basin Asset, maintains a $10 million control of well insurance policy, a $2 million commercial general liability insurance policy, and a $10 million umbrella insurance policy that covers its operations in Colorado.  With respect to our other non-operated assets, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented.  Losses could, therefore, occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.  Moreover, insurance may not be available in the future at commercially reasonable prices or on commercially reasonable terms.  Changes in the insurance markets due to various factors may make it more difficult for us to obtain certain types of coverage in the future.  As a result, we may not be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes, and the insurance coverage we do obtain may not cover certain hazards or all potential losses that are currently covered, and may be subject to large deductibles.  Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our business, financial condition and results of operations.

Our strategy as an onshore unconventional resource player may result in operations concentrated in certain geographic areas and may increase our exposure to many of the risks described in this prospectus and any prospectus supplement and the information incorporated herein and therein.

Our initial operations are concentrated in the State of Colorado.  This concentration may increase the potential impact of many of the risks described in this prospectus.  For example, we may have greater exposure to regulatory actions impacting this state, natural disasters in this state, competition for equipment, services and materials available in the areas and access to infrastructure and markets in this area.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

The rate of production from our oil and natural gas properties will decline as our reserves are depleted. Our future oil and natural gas reserves and production and, therefore, our income and cash flow, are highly dependent on our success in (a) efficiently developing and exploiting our current reserves on properties owned by us or by other persons or entities and (b) economically finding or acquiring additional oil and natural gas producing properties.  In the future, we may have difficulty acquiring new properties.  During periods of low oil and/or natural gas prices, it will become more difficult to raise the capital necessary to finance expansion activities.  If we are unable to replace our production, our reserves will decrease, and our business, financial condition and results of operations would be adversely affected.

            Our strategy includes acquisitions of oil and natural gas properties, and our failure to identify or complete future acquisitions successfully could reduce our earnings and hamper our growth.

We may be unable to identify properties for acquisition or to make acquisitions on terms that we consider economically acceptable.  There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions.  The completion and pursuit of acquisitions may be dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals.  Our ability to grow through acquisitions will require us to continue to invest in operations, financial and management information systems and to attract, retain, motivate and effectively manage our employees.  The inability to manage the integration of acquisitions effectively could reduce our focus on subsequent acquisitions and current operations, and could negatively impact our results of operations and growth potential.  Our financial position and results of operations may fluctuate significantly from period to period as a result of the completion of significant acquisitions during particular periods.  If we are not successful in identifying or acquiring any material property interests, our earnings could be reduced and our growth could be restricted.

We may engage in bidding and negotiating to complete successful acquisitions.  We may be required to alter or increase substantially our capitalization to finance these acquisitions through the use of cash on hand, the issuance of debt or equity securities, the sale of production payments, the sale of non-strategic assets, the borrowing of funds or otherwise.  If we were to proceed with one or more acquisitions involving the issuance of our Common Stock, our shareholders would suffer dilution of their interests.  Furthermore, our decision to acquire properties that are substantially different in operating or geologic characteristics or geographic locations from areas with which our staff is familiar may impact our productivity in such areas.

We may purchase oil and natural gas properties with liabilities or risks that we did not know about or that we did not assess correctly, and, as a result, we could be subject to liabilities that could adversely affect our results of operations.

Before acquiring oil and natural gas properties, we estimate the reserves, future oil and natural gas prices, operating costs, potential environmental liabilities and other factors relating to the properties.  However, our review involves many assumptions and estimates, and their accuracy is inherently uncertain.  As a result, we may not discover all existing or potential problems associated with the properties we buy.  We may not become sufficiently familiar with the properties to assess fully their deficiencies and capabilities.  We do not generally perform inspections on every well or property, and we may not be able to observe mechanical and environmental problems even when we conduct an inspection.  The seller may not be willing or financially able to give us contractual protection against any identified problems, and we may decide to assume environmental and other liabilities in connection with properties we acquire.  If we acquire properties with risks or liabilities we did not know about or that we did not assess correctly, our business, financial condition and results of operations could be adversely affected as we settle claims and incur cleanup costs related to these liabilities.

We may incur losses or costs as a result of title deficiencies in the properties in which we invest.

If an examination of the title history of a property that we have purchased reveals an oil and natural gas lease has been purchased in error from a person who is not the owner of the property, our interest would be worthless.  In such an instance, the amount paid for such oil and natural gas lease as well as any royalties paid pursuant to the terms of the lease prior to the discovery of the title defect would be lost.

Prior to the drilling of an oil and natural gas well, it is the normal practice in the oil and natural gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well.  Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense.  Our failure to cure any title defects may adversely impact our ability in the future to increase production and reserves.  In the future, we may suffer a monetary loss from title defects or title failure.  Additionally, unproved and unevaluated acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss which could adversely affect our business, financial condition and results of operations.

Our identified drilling locations are scheduled over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management team has identified and scheduled drilling locations in our operating areas over a multi-year period.  Our ability to drill and develop these locations depends on a number of factors, including the availability of equipment and capital, approval by regulators, seasonal conditions, oil and natural gas prices, assessment of risks, costs and drilling results.  The final determination on whether to drill any of these locations will be dependent upon the factors described elsewhere in this prospectus and the documents incorporated by reference herein, as well as, to some degree, the results of our drilling activities with respect to our established drilling locations.  Because of these uncertainties, we do not know if the drilling locations we have identified will be drilled within our expected timeframe or at all or if we will be able to economically produce hydrocarbons from these or any other potential drilling locations.  Our actual drilling activities may be materially different from our current expectations, which could adversely affect our business, financial condition and results of operations.

We currently license only a limited amount of seismic and other geological data and may have difficulty obtaining additional data at a reasonable cost, which could adversely affect our future results of operations.

We currently license only a limited amount of seismic and other geological data to assist us in exploration and development activities.  We intend to obtain access to additional data in our areas of interest through licensing arrangements with companies that own or have access to that data or by paying to obtain that data directly.  Seismic and geological data can be expensive to license or obtain.  We may not be able to license or obtain such data at an acceptable cost. In addition, even when properly interpreted, seismic data and visualization techniques are not conclusive in determining if hydrocarbons are present in economically producible amounts and seismic indications of hydrocarbon saturation are generally not reliable indicators of productive reservoir rock.

The unavailability or high cost of drilling rigs, completion equipment and services, supplies and personnel, including hydraulic fracturing equipment and personnel, could adversely affect our ability to establish and execute exploration and development plans within budget and on a timely basis, which could have a material adverse effect on our business, financial condition and results of operations.

Shortages or the high cost of drilling rigs, completion equipment and services, supplies or personnel could delay or adversely affect our operations.  When drilling activity in the United States increases, associated costs typically also increase, including those costs related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry.  These costs may increase, and necessary equipment and services may become unavailable to us at economical prices.  Should this increase in costs occur, we may delay drilling activities, which may limit our ability to establish and replace reserves, or we may incur these higher costs, which may negatively affect our business, financial condition and results of operations.

In addition, the demand for hydraulic fracturing services currently exceeds the availability of fracturing equipment and crews across the industry and in our operating areas in particular.  The accelerated wear and tear of hydraulic fracturing equipment due to its deployment in unconventional oil and natural gas fields characterized by longer lateral lengths and larger numbers of fracturing stages has further amplified this equipment and crew shortage. If demand for fracturing services continues to increase or the supply of fracturing equipment and crews decreases, then higher costs could result and could adversely affect our business, financial condition and results of operations.

We have limited control over activities on properties we do not operate.

We are not the operator on some of our properties and, as a result, our ability to exercise influence over the operations of these properties or their associated costs is limited.  Our dependence on the operators and other working interest owners of these projects and our limited ability to influence operations and associated costs or control the risks could materially and adversely affect the realization of our targeted returns on capital in drilling or acquisition activities.  The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors, including:

●	timing and amount of capital expenditures;

●	the operator’s expertise and financial resources;

●	the rate of production of reserves, if any;

●	approval of other participants in drilling wells; and

●	selection of technology.

The marketability of our production is dependent upon oil and natural gas gathering and transportation facilities owned and operated by third parties, and the unavailability of satisfactory oil and natural gas transportation arrangements would have a material adverse effect on our revenue.

The unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay production from our wells.  The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for, and supply of, oil and natural gas and the proximity of reserves to pipelines and terminal facilities.  Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties.  Our failure to obtain these services on acceptable terms could materially harm our business.  We may be required to shut-in wells for lack of a market or because of inadequacy or unavailability of pipeline or gathering system capacity.  If that were to occur, we would be unable to realize revenue from those wells until production arrangements were made to deliver our production to market.  Furthermore, if we were required to shut-in wells we might also be obligated to pay shut-in royalties to certain mineral interest owners in order to maintain our leases.  We do not expect to purchase firm transportation capacity on third-party facilities.  Therefore, we expect the transportation of our production to be generally interruptible in nature and lower in priority to those having firm transportation arrangements.

The disruption of third-party facilities due to maintenance and/or weather could negatively impact our ability to market and deliver our products.  The third parties control when or if such facilities are restored and what prices will be charged.  Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

Strategic relationships, including with MIE Holdings, STXRA, and RJ Credit LLC, upon which we may rely, are subject to risks and uncertainties which may adversely affect our business, financial condition and results of operations.

Our ability to explore, develop and produce oil and natural gas resources successfully and acquire oil and natural gas interests and acreage depends on our developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable acquisition opportunities in a highly competitive environment.   These realities are subject to risks and uncertainties that may adversely affect our business, financial condition and results of operations.

To develop our business, we will endeavor to use the business relationships of our management and board to enter into strategic relationships, which may take the form of contractual arrangements with other oil and natural gas companies, including those that supply equipment and other resources that we expect to use in our business.  For example, we have entered into a strategic relationship with MIE Holdings with respect to several of our oil and natural gas interests, and have both retained STXRA as a key advisor for our exploration and drilling efforts, and formed Pacific Energy Technology Services, LLC as a jointly-owned technical services venture with STXRA to provide acquisition, engineering, and oil drilling and completion technology services in the United States and abroad.  We have also entered into a strategic relationship with RJ Credit LLC, a subsidiary of a New York-based investment management group with more than $1.3 billion in assets under management specializing in resource investment, whereby an affiliate of RJ Credit LLC, Golden Gate, has become our equal working interest partner in the assets we acquired from Continental in our D-J Basin Asset and our Mississippian Asset, and RJ Credit LLC has agreed to provide us with a $15.5 million drilling facility (of which $13.5 million remains), subject to various conditions and requirements (as described in greater detail above in the risk factor entitled “Our ability to borrow additional funds under the debt facility is subject to certain requirements and limitations set forth in our debt facility”).  We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them.  In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to incur in order to fulfill our obligations to these partners or maintain our relationships.  If our strategic relationships are not established or maintained, our business, financial condition and results of operations may be adversely affected.

 An increase in the differential between the NYMEX or other benchmark prices of oil and natural gas and the wellhead price we receive for our production could adversely affect our business, financial condition and results of operations.

The prices that we will receive for our oil and natural gas production sometimes may reflect a discount to the relevant benchmark prices, such as NYMEX, that are used for calculating hedge positions. The difference between the benchmark price and the prices we receive is called a differential.  Increases in the differential between the benchmark prices for oil and natural gas and the wellhead price we receive could adversely affect our business, financial condition and results of operations.  We do not have, and may not have in the future, any derivative contracts covering the amount of the basis differentials we experience in respect of our production.  As such, we will be exposed to any increase in such differentials.

Our success depends, to a large extent, on our ability to retain our key personnel, including our Chairman of the Board, Chief Executive Officer, and our Chief Financial Officer and President, and the loss of any of our key personnel could disrupt our business operations.

Investors in our Common Stock must rely upon the ability, expertise, judgment and discretion of our management and the success of our technical team in identifying, evaluating and developing prospects and reserves.  Our performance and success are dependent to a large extent on the efforts and continued employment of our management and technical personnel, including our Chairman and Chief Executive Officer, Frank C. Ingriselli, and our Chief Financial Officer and President, Michael L. Peterson.  We do not believe that they could be quickly replaced with personnel of equal experience and capabilities, and their successors may not be as effective.  If Mr. Ingriselli, Mr. Peterson, or any of our other key personnel resign or become unable to continue in their present roles and if they are not adequately replaced, our business operations could be adversely affected.  Except for a $3 million insurance policy on the life of Mr. Ingriselli, we do not currently maintain any insurance against the loss of any of these individuals.  Further, pursuant to the promissory notes issued pursuant to that certain Note Purchase Agreement, dated March 7, 2014, entered into by and between us and certain investors in connection with our acquisition of the assets from Continental in our D-J Basin Asset and creation of our $15.5 million drilling facility with RJ Credit LLC (of which $13.5 million remains as of the date of this prospectus), the investors have the right to require us to prepay the entire amount due under the notes if either Mr. Ingriselli or Mr. Peterson cease to be involved in the management of the Company or any subsidiary (except due to death, disability, removal by the Board of Directors, or resignation in order to serve his church, and if a replacement acceptable to the holders is appointed to replace such individual), subject to certain exceptions.  Accordingly, the failure of either Mr. Ingriselli or Mr. Peterson to be involved with our management could result in us being required to prepay such debt prior to maturity, which could materially adversely affect us and disrupt our business operations.

We have an active board of directors that meets several times throughout the year and is intimately involved in our business and the determination of our operational strategies.  Our board of directors work closely with management to identify potential prospects, funding sources, acquisitions and areas for further development.  One of our directors has been involved with us since our inception and all of our directors have a deep understanding of our operations and culture.  If any of our directors resign or become unable to continue in their present role, it may be difficult to find replacements with the same knowledge and experience and as a result, our operations may be adversely affected.

We may have difficulty managing growth in our business, which could have a material adverse effect on our business, financial condition and results of operations and our ability to execute our business plan in a timely fashion.

Because of our small size, growth in accordance with our business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources.  As we expand our activities, including our planned increase in oil exploration, development and production, and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical and management resources.  The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the inability to recruit and retain experienced managers, geoscientists, petroleum engineers and landmen could have a material adverse effect on our business, financial condition and results of operations and our ability to execute our business plan in a timely fashion.

We have identified material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if we do not adequately address those weaknesses or if we have other material weaknesses or significant deficiencies in our internal control over financial reporting.

As a public reporting company, we are required to establish and maintain appropriate internal controls over financial reporting. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.

As reported in our annual report on Form 10-K, as amended, for our most recent fiscal year ending December 31, 2013, we conducted an evaluation of the effectiveness of our internal controls over financial reporting as of December 31, 2013.  Based on that evaluation, we concluded that, as of such date, our internal controls over financial reporting were not effective due to deficiencies that existed in the design of our internal controls over financial reporting that adversely affected our internal controls, and that may be considered to be a material weakness.  As a result of the early stage of our development, we have not fully implemented the necessary internal controls. The matters involving internal controls and procedures that our management considered to be material weaknesses were: (1) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of accounting principles generally accepted in the United States of America and SEC disclosure requirements; and (2) ineffective controls over period end financial disclosure and reporting processes.

Although we are in the process of taking steps to remediate these weaknesses, including hiring additional accounting staff to provide more resources and expand our technical accounting knowledge, we may continue to have material weaknesses or significant deficiencies in our internal controls. The existence of these or one or more other material weaknesses or significant deficiencies could result in errors in our financial statements, and substantial costs and resources may be required to rectify any internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed.

Financial difficulties encountered by our oil and natural gas purchasers, third-party operators or other third parties could decrease our cash flow from operations and adversely affect the exploration and development of our prospects and assets.

We will derive substantially all of our revenues from the sale of our oil and natural gas to unaffiliated third-party purchasers, independent marketing companies and mid-stream companies.  Any delays in payments from our purchasers caused by financial problems encountered by them will have an immediate negative effect on our results of operations.

Liquidity and cash flow problems encountered by our working interest co-owners or the third-party operators of our non-operated properties may prevent or delay the drilling of a well or the development of a project.  Our working interest co-owners may be unwilling or unable to pay their share of the costs of projects as they become due.  In the case of a farmout party, we would have to find a new farmout party or obtain alternative funding in order to complete the exploration and development of the prospects subject to a farmout agreement.  In the case of a working interest owner, we could be required to pay the working interest owner’s share of the project costs.  We cannot assure you that we would be able to obtain the capital necessary to fund either of these contingencies or that we would be able to find a new farmout party.

The calculated present value of future net revenues from our proved reserves will not necessarily be the same as the current market value of our estimated oil and natural gas reserves.

You should not assume that the present value of future net cash flows as included in our public filings is the current market value of our estimated proved oil and natural gas reserves.  We generally base the estimated discounted future net cash flows from proved reserves on current costs held constant over time without escalation and on commodity prices using an unweighted arithmetic average of first-day-of-the-month index prices, appropriately adjusted, for the 12-month period immediately preceding the date of the estimate.  Actual future prices and costs may be materially higher or lower than the prices and costs used for these estimates and will be affected by factors such as:

●	actual prices we receive for oil and natural gas;

●	actual cost and timing of development and production expenditures;

●	the amount and timing of actual production; and

●	changes in governmental regulations or taxation.

In addition, the 10% discount factor that is required to be used to calculate discounted future net revenues for reporting purposes under GAAP is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and natural gas industry in general.

We may incur additional indebtedness which could reduce our financial flexibility, increase interest expense and adversely impact our operations and our unit costs.

In the future, we may incur significant amounts of additional indebtedness in order to make acquisitions or to develop our properties.  Our level of indebtedness could affect our operations in several ways, including the following:

●	a significant portion of our cash flows could be used to service our indebtedness;

●	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

●	any covenants contained in the agreements governing our outstanding indebtedness could limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

●
a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

●	debt covenants to which we may agree may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

A high level of indebtedness increases the risk that we may default on our debt obligations.  We may not be able to generate sufficient cash flows to pay the principal or interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.  If we do not have sufficient funds and are otherwise unable to arrange financing, we may have to sell significant assets or have a portion of our assets foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

Competition in the oil and natural gas industry is intense, making it difficult for us to acquire properties, market oil and natural gas and secure trained personnel.

Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel.  Also, there is substantial competition for capital available for investment in the oil and natural gas industry.  Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, and many of our competitors have more established presences in the United States than we have. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit.  In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than we are able to offer.  The cost to attract and retain qualified personnel has increased in recent years due to competition and may increase substantially in the future.  We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on our business, financial condition and results of operations.

Our competitors may use superior technology and data resources that we may be unable to afford or that would require a costly investment by us in order to compete with them more effectively.

Our industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies and databases.  As our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost.  In addition, many of our competitors will have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can.  We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us.  One or more of the technologies that we will use or that we may implement in the future may become obsolete, and we may be adversely affected.

If we do not hedge our exposure to reductions in oil and natural gas prices, we may be subject to significant reductions in prices.  Alternatively, we may use oil and natural gas price hedging contracts, which involve credit risk and may limit future revenues from price increases and result in significant fluctuations in our profitability.

In the event that we choose not to hedge our exposure to reductions in oil and natural gas prices by purchasing futures and by using other hedging strategies, we may be subject to significant reduction in prices which could have a material negative impact on our profitability.  Alternatively, we may elect to use hedging transactions with respect to a portion of our oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations.  While the use of hedging transactions limits the downside risk of price declines, their use also may limit future revenues from price increases.  Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations.

Environmental and overall public scrutiny focused on the oil and gas industry is increasing.  The current trend is to increase regulations of our operations in the industry.  We are subject to federal, state, and local government regulation and liability, including complex environmental laws, which could require significant expenditures and/or adversely affect the cost, manner or feasibility of doing business.

            Our exploration, development, production and marketing operations are regulated extensively at the federal, state, and local levels. Environmental and other governmental laws and regulations have increased our costs to plan, design, drill, install, operate and abandon natural gas and crude oil wells. Similar to other companies in our industry, we incur substantial operating and capital costs to comply with such laws and regulations. These compliance costs may put us at a competitive disadvantage compared to larger companies in the industry which can spread such additional costs over a greater number of wells and larger operating staff. Failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, public interest in environmental protection has increased in recent years—particularly with respect to hydraulic fracturing—and environmental organizations have opposed, with some success, certain drilling projects.

Matters subject to regulation include discharge permits, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation or environmental matters and health and safety criteria addressing worker protection.  Under these laws and regulations, we may be required to make large expenditures that could materially adversely affect our business, financial condition and results of operations. These expenditures could include payments for:

●	personal injuries;

●	property damage;
●	containment and cleanup of oil and other spills;
●	the management and disposal of hazardous materials;
●	remediation and clean-up costs; and
●	other environmental damages.
            We do not believe that full insurance coverage for all potential damages is available at a reasonable cost.  Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties, injunctive relief and/or the imposition of investigatory or other remedial obligations.  Laws, rules and regulations protecting the environment have changed frequently and the changes often include increasingly stringent requirements.  These laws, rules and regulations may impose liability on us for environmental damage and disposal of hazardous materials even if we were not negligent or at fault.  We may also be found to be liable for the conduct of others or for acts that complied with applicable laws, rules or regulations at the time we performed those acts.  These laws, rules and regulations are interpreted and enforced by numerous federal and state agencies.  In addition, private parties, including the owners of properties upon which our wells are drilled or the owners of properties adjacent to or in close proximity to those properties, may also pursue legal actions against us based on alleged non-compliance with certain of these laws, rules and regulations.

Additionally, the natural gas and crude oil regulatory environment could change in ways that might substantially increase our financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect our profitability. At the state level, for instance, the Colorado Oil and Gas Conservation Commission (“COGCC”) recently issued new rules governing mandatory minimum spacing, or setbacks, between oil and gas wells and occupied buildings and other areas. The COGCC also requires baseline sampling of certain ground and surface water in most areas of Colorado. These sampling requirements could increase the costs of developing wells in certain locations. In addition to increasing costs of operation, these rules could prevent us from drilling wells on certain locations we plan to develop, thereby reducing our reserves as well as our future revenues. In addition, the Colorado Department of Public Health & Environment recently adopted new rules regulating methane and other air emissions at oil and gas facilities in the State, some of which are now effective and others of which become effective in early 2015, which rules may likewise increase our financial and managerial costs to comply with and, consequently, adversely affect our profitability.

Some local governmental bodies, for instance Longmont, Colorado, have adopted or are considering regulations regarding, among other things, land use, requirements for the posting of bonds to secure restoration obligations and limitations on hydraulic fracturing and other drilling activities, and these regulations may limit, delay or prohibit exploration and development activities or make those activities more expensive. Additionally, state and local governments are undertaking air quality studies to assess potential public health impacts from oil and gas operations. These studies may result in the imposition of additional regulatory requirements on oil and gas operations.

The BP crude oil spill in the Gulf of Mexico and generally heightened industry scrutiny has resulted and may result in new state and federal safety and environmental laws, regulations, guidelines and enforcement interpretations. The EPA has recently focused on citizen concerns about the risk of water contamination and public health problems from drilling and hydraulic fracturing activities, and conducted public meetings around the country on this issue which have been well publicized and well attended. This renewed focus could lead to additional federal, state and local laws and regulations affecting our drilling, fracturing and other operations.

Other potential laws and regulations affecting us include new or increased severance taxes proposed in several states. This could adversely affect the existing operations in these states and the economic viability of future drilling. Additional laws, regulations or other changes could significantly reduce our future growth, increase our costs of operations and reduce our cash flows, in addition to undermining the demand for the natural gas and crude oil we produce.

Part of our strategy involves drilling in existing or emerging shale plays using some of the latest available horizontal drilling and completion techniques.  The results of our planned exploratory drilling in these plays are subject to drilling and completion technique risks, and drilling results may not meet our expectations for reserves or production.  As a result, we may incur material write-downs and the value of our undeveloped acreage could decline if drilling results are unsuccessful.

Our operations in the DJ Basin in Weld and Morgan Counties, Colorado, and anticipated operations in the Mississippian, involve utilizing the latest drilling and completion techniques in order to maximize cumulative recoveries and therefore generate the highest possible returns. Risks that we may face while drilling include, but are not limited to, landing our well bore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running our casing the entire length of the well bore and being able to run tools and other equipment consistently through the horizontal well bore. Risks that we may face while completing our wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the well bore during completion operations and successfully cleaning out the well bore after completion of the final fracture stimulation stage.

The results of our drilling in new or emerging formations will be more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and consequently we are less able to predict future drilling results in these areas.

Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and limited takeaway capacity or otherwise, and/or natural gas and oil prices decline, the return on our investment in these areas may not be as attractive as we anticipate. Further, as a result of any of these developments we could incur material write-downs of our oil and natural gas properties and the value of our undeveloped acreage could decline in the future.

Our acreage must be drilled before lease expiration, generally within three to five years, in order to hold the acreage by production. In the highly competitive market for acreage, failure to drill sufficient wells in order to hold acreage will result in a substantial lease renewal cost, or if renewal is not feasible, loss of our lease and prospective drilling opportunities.

Our leases on oil and natural gas properties typically have a primary term of three to five years, after which they expire unless, prior to expiration, production is established within the spacing units covering the undeveloped acres.  In the D-J Basin Asset, 145 net acres are due to expire in 2014, 6,606 net acres expire in 2015, 2,802 net acres expire in 2016 and 810 net acres expire thereafter (net to our direct ownership interest only). The Company plans to hold significantly all of this acreage through an active program of drilling and completing producing wells. Where the Company is not able to drill and complete a well before lease expiration, the Company may seek to extend leases where able. If our extension options expire and we have to renew such leases on new terms, we could incur significant cost increases, and we may not be able to renew such leases on commercially reasonable terms or at all, which could have a material adverse effect on our leased acreage. In addition, on certain portions of our acreage, third-party leases become immediately effective if our leases expire. As such, our actual drilling activities may materially differ from our current expectations, which could adversely affect our business.

In addition, all of our net acres in the Mississippian Asset will expire in 2014 if we do not drill and complete at least three (3) long horizontal wells in the asset by December 29, 2014.  We do not believe we will be able to drill and complete the three horizontal wells necessary to hold this acreage by December 29, 2014.  However, we are in current discussions to extend the primary term of the term assignment and are hopeful that an extension will be obtained, although there can be no assurances that an extension will be obtained on commercially reasonable terms, or at all.  If we successfully obtain the primary term assignment extension, we anticipate that the drilling of the three wells will commence in the first half of 2015.  If, however, we are unsuccessful in obtaining an extension of the primary term assignment, and our term assignment expires with respect to the Mississippian Asset, we will likely be required to impair the Mississippian Asset in full, and the loss of our Mississippian Asset acreage could have a material adverse effect on our balance sheet and operations.

Competition and regulation of hydraulic fracturing services and water disposal could impede our ability to develop our shale plays.

The unavailability or high cost of high pressure pumping services (or hydraulic fracturing services), chemicals, proppant, water and water disposal and related services and equipment could limit our ability to execute our exploration and development plans on a timely basis and within our budget.  The oil and natural gas industry is experiencing a growing emphasis on the exploitation and development of shale natural gas and shale oil resource plays, which are dependent on hydraulic fracturing for economically successful development.  Hydraulic fracturing in shale plays requires high pressure pumping service crews.  A shortage of service crews or proppant, chemical, water or water disposal options, especially if this shortage occurred in eastern Colorado, could materially and adversely affect our operations and the timeliness of executing our development plans within our budget.  There is significant regulatory uncertainty as some states have begun to regulate hydraulic fracturing and the U.S. Environmental Protection Agency, or the EPA, has released a progress report on its study of the impact of hydraulic fracturing on drinking water sources on December 21, 2012 describing 18 research projects underway.  The result of this study could affect the current regulatory jurisdiction of the states and increase the cycle times and costs to receive permits, delay or possibly preclude receipt of permits in certain areas, impact water usage and waste water disposal and require chemical additives disclosures.

We are subject to federal, state and local taxes, and may become subject to new taxes or have eliminated or reduced certain federal income tax deductions currently available with respect to oil and natural gas exploration and production activities as a result of future legislation, which could adversely affect our business, financial condition and results of operations.

The federal, state and local governments in the areas in which we operate impose taxes on the oil and natural gas products we sell and, for many of our wells, sales and use taxes on significant portions of our drilling and operating costs.  In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals.  Many states have raised state taxes on energy sources, and additional increases may occur.  Changes to tax laws that are applicable to us could adversely affect our business and our financial results.

Periodically, legislation is introduced to eliminate certain key U.S. federal income tax preferences currently available to oil and natural gas exploration and production companies. Such possible changes include, but are not limited to, (a) the repeal of the percentage depletion allowance for oil and natural gas properties, (b) the elimination of current deductions for intangible drilling and development costs, (c) the elimination of the deduction for certain United States production activities, and (d) the increase in the amortization period for geological and geophysical costs paid or incurred in connection with the exploration for, or development of, oil or natural gas within the United States.  It is unclear whether any such changes will actually be enacted or, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of the budget proposals or any other similar change in U.S. federal income tax law could affect certain tax deductions that are currently available with respect to oil and natural gas exploration and production activities and could negatively impact our business, financial condition and results of operations.

The derivatives legislation adopted by Congress, and implementation of that legislation by federal agencies, could have an adverse impact on our ability to hedge risks associated with our business.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Dodd-Frank Act, which, among other things, sets forth the new framework for regulating certain derivative products including the commodity hedges of the type that we may elect to use, but many aspects of this law are subject to further rulemaking and will take effect over several years.  As a result, it is difficult to anticipate the overall impact of the Dodd-Frank Act on our ability or willingness to enter into and maintain such commodity hedges and the terms of such hedges.  There is a possibility that the Dodd-Frank Act could have a substantial and adverse impact on our ability to enter into and maintain these commodity hedges.  In particular, the Dodd-Frank Act could result in the implementation of position limits and additional regulatory requirements on derivative arrangements, which could include new margin, reporting and clearing requirements.  In addition, this legislation could have a substantial impact on our counterparties and may increase the cost of our derivative arrangements in the future.

If these types of commodity hedges become unavailable or uneconomic, our commodity price risk could increase, which would increase the volatility of revenues and may decrease the amount of credit available to us.  Any limitations or changes in our use of derivative arrangements could also materially affect our future ability to conduct acquisitions.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing and water disposal could result in increased costs and additional operating restrictions or delays.

Congress has considered, but has not yet passed, legislation to amend the federal Safe Drinking Water Act to remove the exemption from restrictions on underground injection of fluids near drinking water sources granted to hydraulic fracturing operations and require reporting and disclosure of chemicals used by oil and natural gas companies in the hydraulic fracturing process.  Hydraulic fracturing involves the injection of water, sand or other propping agents and chemicals under pressure into rock formations to stimulate natural gas production.  We routinely use hydraulic fracturing to produce commercial quantities of oil, liquids and natural gas from shale formations.  Sponsors of bills, which have been subject to various proceedings in the legislative process, including the House Energy and Commerce Committee and the Senate Environmental and Public Works Committee, have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies and otherwise cause adverse environmental impacts.  Such legislation, if adopted, could increase the possibility of litigation and establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could, and in all likelihood would, result in additional regulatory burdens, making it more difficult to perform hydraulic fracturing operations and increasing our costs of compliance.

In addition, certain members of Congress have called upon the U.S. Government Accountability Office to investigate how hydraulic fracturing might adversely affect water resources, the U.S. Securities and Exchange Commission to investigate the natural-gas industry and any possible misleading of investors or the public regarding the economic feasibility of pursuing natural-gas deposits in shales by means of hydraulic fracturing, and the U.S. Energy Information Administration to provide a better understanding of that agency’s estimates regarding natural-gas reserves, including reserves from shale formations, as well as uncertainties associated with those estimates. The U.S. Government Accountability Office released its report on hydraulic fracturing in September 2012. Depending on the outcome of these studies, federal and state legislatures and agencies may seek to further regulate hydraulic fracturing activities.

The EPA is also involved in regulating hydraulic fracturing.  On April 17, 2012, the EPA approved final rules under the Clean Air Act that would subject all oil and gas operations (production, processing, transmission, storage and distribution) to regulation under the New Source Performance Standards (NSPS) and National Emission Standards for Hazardous Air Pollutants (NESHAPS) programs. These rules also include NSPS standards for completions of hydraulically fractured gas wells. These standards include the reduced emission completion (REC) techniques developed in EPA’s Natural Gas STAR program along with pit flaring of gas not sent to the gathering line. The standards would be applicable to newly drilled and fractured wells as well as existing wells that are refractured. Further, the proposed regulations under NESHAPS include maximum achievable control technology (MACT) standards for those glycol dehydrators and storage vessels at major sources of hazardous air pollutants not currently subject to MACT standards. While these rules have been finalized, many of the rule’s provisions will be phased-in over time, with the more stringent requirements like REC not becoming effective until 2015.  The new rules are substantial and may increase future costs of our operations and are likely to require us to make modifications to our operations and install new equipment.

Moreover, the EPA is conducting a comprehensive research study on the potential adverse impacts that hydraulic fracturing may have on drinking water and groundwater.  In addition, in December 2011, the EPA published an unrelated draft report concluding that hydraulic fracturing caused groundwater pollution of a natural gas field in Wyoming, although this study remains subject to review and public comments.  Consequently, even if federal legislation is not adopted soon or at all, the performance of the hydraulic fracturing study by the EPA could spur further action at a later date towards federal legislation and regulation of hydraulic fracturing or similar production operations.

In addition, a number of states are considering or have implemented more stringent regulatory requirements applicable to fracturing, which could include, among other requirements, stringent permitting on air emission control requirements, disclosure, wastewater disposal, baseline sampling, well construction and well location requirements on hydraulic fracturing operations or otherwise seek to ban injection of fracturing wastewater, and effectively prohibit further production of natural gas through the use of hydraulic fracturing or similar operations.  For example, Texas has adopted legislation that requires the disclosure of information regarding the substances used in the hydraulic fracturing process to the Railroad Commission of Texas and the public.  Some municipalities and local governments, including most recently the city of Fort Collins, Colorado, have adopted or are considering similar actions.  This legislation and any implementing regulation could increase our costs of compliance and doing business.

The adoption of new laws or regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing and related water disposal processes could make it more difficult to complete oil and natural gas wells in shale formations.  In addition, if hydraulic fracturing becomes regulated at the federal level as a result of federal legislation or regulatory initiatives by the EPA, fracturing activities could become subject to additional permitting requirements, and also to attendant permitting delays and potential increases in cost, which could adversely affect our business, financial condition and results of operations.

Legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the natural gas, natural gas liquids and oil we produce while the physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for or responding to those effects.

On December 15, 2009, the EPA published its final findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and welfare because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes.  These findings allow the EPA to adopt and implement regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act.  Accordingly, the EPA has adopted regulations that would require a reduction in emissions of greenhouse gases from motor vehicles and permitting and presumably requiring a reduction in greenhouse gas emissions from certain stationary sources.  In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010.  On November 30, 2010, the EPA released a final rule that expands its rule on reporting of greenhouse gas emissions to include owners and operators of petroleum and natural gas systems.  The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations could require us to incur costs to reduce emissions of greenhouse gases associated with our operations.  Further, various states have adopted legislation that seeks to control or reduce emissions of greenhouse gases from a wide range of sources.  Any such legislation could adversely affect demand for the natural gas, oil and liquids that we produce.

Some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events.  If any such effects were to occur, they could have an adverse effect on our exploration and production operations.  Significant physical effects of climate change could also have an indirect effect on our financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom we have a business relationship.  We may not be able to recover through insurance some or any of the damages, losses, or costs that may result from potential physical effects of climate change.

Our operations are substantially dependent on the availability of water.  Restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.

Water is an essential component of deep shale oil and natural gas production during both the drilling and hydraulic fracturing, or fracking processes. Our operations could be adversely impacted if we are unable to locate sufficient amounts of water, or dispose of or recycle water used in our exploration and production operations. Currently, the quantity of water required in certain completion operations, such as hydraulic fracturing, and changing regulations governing usage may lead to water constraints and supply concerns (particularly in some parts of the country). According to the Lower Colorado River Authority, during 2011, Texas experienced the lowest inflows of water of any year in recorded history.  In addition, Colorado and other western states have recently experienced a drought. As a result, future availability of water from certain sources used in the past may be limited. Moreover, the imposition of new environmental initiatives and conditions could include restrictions on our ability to conduct certain operations such as hydraulic fracturing or disposal of waste, including, but not limited to, produced water, drilling fluids and other wastes associated with the exploration, development or production of oil and natural gas. The federal Clean Water Act, or CWA and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and natural gas waste, into navigable waters or other regulated federal and state waters. Permits or other approvals must be obtained to discharge pollutants to regulated waters and to conduct construction activities in such waters and wetlands. Uncertainty regarding regulatory jurisdiction over wetlands and other regulated waters has, and will continue to, complicate and increase the cost of obtaining such permits or other approvals. The CWA and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of pollutants and unauthorized discharges of reportable quantities of oil and other hazardous substances. Many state discharge regulations, and the Federal National Pollutant Discharge Elimination System General permits issued by the EPA, prohibit the discharge of produced water and sand, drilling fluids, drill cuttings and certain other substances related to the oil and natural gas industry into coastal waters. While generally exempt under federal programs, many state agencies have also adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain permits for storm water discharges. In October 2011, the EPA announced its intention to develop federal pretreatment standards for wastewater discharges associated with hydraulic fracturing activities. If adopted, the pretreatment rules will require coalbed methane and shale gas operations to pretreat wastewater before transferring it to treatment facilities. Some states have banned the treatment of fracturing wastewater at publicly-owned treatment facilities. There has been recent nationwide concern over earthquakes associated with Class II underground injection control wells, a predominant storage method for crude oil and gas wastewater. It is likely that new rules and regulations will be developed to address these concerns, possibly eliminating access to Class II wells in certain locations, and increasing the cost of disposal in others. Finally, the EPA study noted above has focused and will continue to focus on various stages of water use in hydraulic fracturing operations. It is possible that, following the conclusion of the EPA’s study, the agency will move to more strictly regulate the use of water in hydraulic fracturing operations. While we cannot predict the impact that these changes may have on our business at this time, they may be material to our business, financial condition, and operations. Compliance with environmental regulations and permit requirements governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells or the disposal or recycling of water will increase our operating costs and may cause delays, interruptions or termination of our operations, the extent of which cannot be predicted. In addition, our inability to meet our water supply needs to conduct our completion operations may impact our business, and any such future laws and regulations could negatively affect our financial condition, results of operations and cash flows.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect our ability to conduct drilling activities in some of the areas where we operate.

Oil and natural gas operations in our operating areas can be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Seasonal restrictions may limit our ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.  Permanent restrictions imposed to protect endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures.

As a result of a settlement approved by the U.S. District Court for the District of Columbia on September 9, 2011, the U.S. Fish and Wildlife Service is required to consider listing more than 250 species as endangered under the Endangered Species Act.  The law prohibits the harming of endangered or threatened species, provides for habitat protection, and imposes stringent penalties for noncompliance.  The final designation of previously unprotected species in areas where we operate as threatened or endangered could cause us to incur increased costs arising from species protection measures or could result in limitations, delays, or prohibitions on our exploration and production activities that could have an adverse impact on our ability to develop and produce our reserves.

Potential conflicts of interest could arise for certain members of our management team that hold management positions with other entities.

Frank C. Ingriselli, our Chairman of the Board and Chief Executive Officer, is also president and Chief Executive Officer of Global Venture Investments LLC and Michael L. Peterson, our Chief Financial Officer and President, is a managing partner of Pascal Management.  We believe these positions require only an immaterial amount of Messrs. Ingriselli’s and Peterson’s time and will not conflict with each of their respective roles or responsibilities with our company.  If either of these entities enters into one or more transactions with our company, or if either of these positions require significantly more time than currently anticipated,  potential conflicts of interests could arise from Messrs. Ingriselli and Peterson performing services for us and these other entities.

Our planned acquisition of a 5% interest in a public company which holds oil and gas interests in Kazakhstan may not be completed, which could adversely affect our business and results of operations.

We have entered into agreements to acquire a 5% interest in a Canadian publicly-traded company which is in the process of acquiring a 100% working interest in production and exploration licenses covering an approximate 380,000 acre oil and gas producing asset located in the Pre-Caspian Basin in Kazakhstan, which we plan to close upon receipt of required approvals from the Kazakhstan government and satisfaction of other customary closing conditions, which are planned to be satisfied on or before July 2015. The closing of the transaction is subject to certain conditions precedent, including the approval of the Agency of the Republic of Kazakhstan for the Protection of Competition and the Ministry of Oil and Gas of the Republic of Kazakhstan, or the MOG, and the MOG’s waiver of its pre-emptive purchase right with respect to the transaction.  In the event the MOG does not approve the transaction or waive its pre-emptive purchase right, the transaction will be terminated, and our anticipated business and results of operations could be adversely affected.

Our technology services company has no operating history and there is a risk that such company will not be successful or face liabilities.

On October 4, 2012, we established a technical services subsidiary, Pacific Energy Technology Services, LLC, which is 70% owned by us and 30% owned by STXRA, through which we plan to provide acquisition, engineering, and oil drilling and completion technology services in joint cooperation with STXRA in the United States and Pacific Rim countries, particularly in China.  While Pacific Energy Technology Services, LLC currently has no operations, only nominal assets and liabilities and limited capitalization, we anticipate actively developing this venture in 2015.  Due to the fact that this entity does not have an operating history and the fact that we have not previously provided technology services as part of its operations, there is a risk that we will not be successful in marketing this venture, that revenues will not develop and that Pacific Energy Technology Services, LLC will not be successful.  We may be subject to liability claims from clients of our planned services. Our product liability insurance and contractual limitations may not cover all potential claims. Our failure to provide services at a level requested by clients could cause us to lose revenue, as well as to experience delay in or loss of market acceptance and sales, or injury to our reputation.

Risks Related to Our Common Stock

We currently have an illiquid and volatile market for our Common Stock, and the market for our Common Stock is and may remain illiquid and volatile in the future.

We currently have a highly sporadic, illiquid and volatile market for our Common Stock, which market is anticipated to remain sporadic, illiquid and volatile in the future. Factors that could affect our stock price or result in fluctuations in the market price or trading volume of our Common Stock include:

●	our actual or anticipated operating and financial performance and drilling locations, including reserves estimates;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and cash flows, or those of companies that are perceived to be similar to us;

●	changes in revenue, cash flows or earnings estimates or publication of reports by equity research analysts;

●	speculation in the press or investment community;

●	public reaction to our press releases, announcements and filings with the SEC;

●	sales of our Common Stock by us or other shareholders, or the perception that such sales may occur;

●	the limited amount of our freely tradable Common Stock available in the public marketplace;

●	general financial market conditions and oil and natural gas industry market conditions, including fluctuations in commodity prices;

●	the realization of any of the risk factors presented in this prospectus;

●	the recruitment or departure of key personnel;

●	commencement of, or involvement in, litigation;

●	the prices of oil and natural gas;

●	the success of our exploration and development operations, and the marketing of any oil and natural gas we produce;

●	changes in market valuations of companies similar to ours; and

●	domestic and international economic, legal and regulatory factors unrelated to our performance.

Our Common Stock is listed on the NYSE MKT under the symbol “PED.”  Our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock.  Additionally, general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our Common Stock. Due to the limited volume of our shares which trade, we believe that our stock prices (bid, ask and closing prices) may not be related to our actual value, and not reflect the actual value of our Common Stock. Shareholders and potential investors in our Common Stock should exercise caution before making an investment in us.

Additionally, as a result of the illiquidity of our Common Stock, investors may not be interested in owning our Common Stock because of the inability to acquire or sell a substantial block of our Common Stock at one time.  Such illiquidity could have an adverse effect on the market price of our Common Stock.  In addition, a shareholder may not be able to borrow funds using our Common Stock as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market.  We cannot assure you that an active trading market for our Common Stock will develop or, if one develops, be sustained.

An active liquid trading market for our Common Stock may not develop in the future.

Our Common Stock currently trades on the NYSE MKT, although our Common Stock’s trading volume is very low.   Liquid and active trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. However, our Common Stock may continue to have limited trading volume, and many investors may not be interested in owning our Common Stock because of the inability to acquire or sell a substantial block of our Common Stock at one time.  Such illiquidity could have an adverse effect on the market price of our Common Stock.  In addition, a shareholder may not be able to borrow funds using our Common Stock as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market.  We cannot assure you that an active trading market for our Common Stock will develop or, if one develops, be sustained.

We do not presently intend to pay any cash dividends on or repurchase any shares of our Common Stock.

We do not presently intend to pay any cash dividends on our Common Stock or to repurchase any shares of our Common Stock.  Any payment of future dividends will be at the discretion of the Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant.  Cash dividend payments in the future may only be made out of legally available funds and, if we experience substantial losses, such funds may not be available.  Accordingly, you may have to sell some or all of your Common Stock in order to generate cash flow from your investment, and there is no guarantee that the price of our Common Stock that will prevail in the market will ever exceed the price paid by you.

Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, related rules and regulations of the SEC and the NYSE MKT, with which a private company is not required to comply. Complying with these laws, rules and regulations will occupy a significant amount of time of our Board of Directors and management and will significantly increase our costs and expenses, which we cannot estimate accurately at this time.  Among other things, we must:

●
establish and maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	comply with rules and regulations promulgated by the NYSE MKT;

●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our Common Stock;

●	involve and retain to a greater degree outside counsel and accountants in the above activities;

●	maintain a comprehensive internal audit function; and

●	maintain an investor relations function.

In addition, being a public company subject to these rules and regulations may require us to accept less director and officer liability insurance coverage than we desire or to incur substantial costs to obtain coverage.  These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee, and qualified executive officers.

Future sales of our Common Stock could cause our stock price to decline.

If our shareholders sell substantial amounts of our Common Stock in the public market, the market price of our Common Stock could decrease significantly. The perception in the public market that our shareholders might sell shares of our Common Stock could also depress the market price of our Common Stock.  Up to $100,000,000 in total aggregate value of securities have been registered by us on a “shelf” registration statement on Form S-3 (File No. 333-191869) that we filed with the Securities and Exchange Commission on October 23, 2013, and which was declared effective on November 5, 2013.  To date, an aggregate of $14,705,275 in securities have been sold by us under the Form S-3, leaving $85,294,725 in securities which will be eligible for sale in the public markets from time to time, when sold and issued by us, subject to the requirements of Form S-3, which limits us, until such time, if ever, as our public float exceeds $75 million, from selling securities in a public primary offering under Form S-3 with a value exceeding more than one-third of the aggregate market value of the Common Stock held by non-affiliates of the Company every twelve months.  Additionally, if our existing shareholders sell, or indicate an intent to sell, substantial amounts of our Common Stock in the public market, the trading price of our Common Stock could decline significantly.  The market price for shares of our Common Stock may drop significantly when such securities are sold in the public markets. A decline in the price of shares of our Common Stock might impede our ability to raise capital through the issuance of additional shares of our Common Stock or other equity securities.

Our outstanding options, warrants and convertible securities may adversely affect the trading price of our Common Stock.

As of December 17, 2014, there were outstanding stock options to purchase approximately 1,827,224 shares of our Common Stock, outstanding warrants to purchase approximately 6,594,129 shares of Common Stock, and subordinated convertible promissory notes with a current aggregate principal amount of approximately $555,000, which are convertible at any time by the holders into a number of shares of our Common Stock determined by dividing the conversion dollar amount by the greater of (i) 80% of the average closing price per share of our publicly traded Common Stock for the five (5) trading days immediately preceding the date of the conversion notice provided by the holder, and (ii) $0.50 per share.  For the life of the options,  warrants and subordinated convertible promissory notes, the holders have the opportunity to profit from a rise in the market price of our Common Stock without assuming the risk of ownership.   The issuance of shares upon the exercise of outstanding securities will also dilute the ownership interests of our existing stockholders.

The availability of these shares for public resale, as well as any actual resales of these shares, could adversely affect the trading price of our Common Stock. We previously filed a registration statement with the SEC on Form S-8 providing for the registration of certain shares of our Common Stock issuable or reserved for issuance under our equity incentive plans. Subject to the satisfaction of vesting conditions, the expiration of lockup agreements, any management 10b5-1 plans and certain restrictions on sales by affiliates, shares registered under registration statements on Form S-8 will be available for resale immediately in the public market without restriction.

We cannot predict the size of future issuances of our Common Stock pursuant to the exercise of outstanding options or warrants or conversion of other securities, or the effect, if any, that future issuances and sales of shares of our Common Stock may have on the market price of our Common Stock. Sales or distributions of substantial amounts of our Common Stock (including shares issued in connection with an acquisition and registered herein), or the perception that such sales could occur, may cause the market price of our Common Stock to decline.

Five of our directors and executive officers own approximately 13.5% of our Common Stock, and one of our major shareholders owns approximately 10% of our Common Stock, which may give them influence over important corporate matters in which their interests are different from your interests.

Five of our directors and executive officers beneficially own approximately 13.5% of our outstanding shares of Common Stock, and our largest non-director or officer shareholder owns approximately 10% of our outstanding shares of Common Stock (excluding the exercise of warrants held thereby) based on a total of 33,117,516 shares of Common Stock outstanding as of the date of this prospectus. These directors, executive officers and major shareholder will be positioned to influence or control to some degree the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of amendments to our certificate of formation or bylaws and the approval of mergers and other significant corporate transactions.  These directors, executive officers and major shareholder, subject to any fiduciary duties owed to the shareholders generally, may have interests different than the rest of our shareholders.  Their influence or control of our company may have the effect of delaying or preventing a change of control of our company and may adversely affect the voting and other rights of other shareholders.  In addition, due to the ownership interest of these directors and officers in our Common Stock, they may be able to remain entrenched in their positions.

Provisions of Texas law may have anti-takeover effects that could prevent a change in control even if it might be beneficial to our shareholders.

Provisions of Texas law may discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our Common Stock to decline.  Under Texas law, a shareholder who beneficially owns more than 20% of our voting stock, or any “affiliated shareholder,” cannot acquire us for a period of three years from the date this person became an affiliated shareholder, unless various conditions are met, such as approval of the transaction by our Board of Directors before this person became an affiliated shareholder or approval of the holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder.  See “Description of Capital Stock — Business Combinations Under Texas Law” on page 43.

Our Board of Directors can authorize the issuance of preferred stock, which could diminish the rights of holders of our Common Stock and make a change of control of our company more difficult even if it might benefit our shareholders.

Our Board of Directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock.   Shares of preferred stock may be issued by our Board of Directors without shareholder approval, with voting powers and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors, which may be greater than the shares of Common Stock currently outstanding.  As a result, shares of preferred stock may be issued by our Board of Directors which cause the holders to have majority voting power over our shares, provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of our Common Stock, which may cause substantial dilution to our then Common Stock shareholders and/or have other rights and preferences greater than those of our Common Stock shareholders including having a preference over our Common Stock with respect to dividends or distributions on liquidation or dissolution.

Investors should keep in mind that the Board of Directors has the authority to issue additional shares of Common Stock and preferred stock, which could cause substantial dilution to our existing shareholders.  Additionally, the dilutive effect of any preferred stock which we may issue may be exacerbated given the fact that such preferred stock may have voting rights and/or other rights or preferences which could provide the preferred shareholders with substantial voting control over us subsequent to the date of this prospectus and/or give those holders the power to prevent or cause a change in control, even if that change in control might benefit our shareholders.  As a result, the issuance of shares of Common Stock and/or preferred stock may cause the value of our securities to decrease.

Securities analysts may not cover, or continue to cover, our Common Stock and this may have a negative impact on our Common Stock’s market price.

The trading market for our Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We currently only have a few independent analysts that cover our Common Stock, and these analysts may discontinue coverage of our Common Stock at any time.  Further, we may not be able to obtain additional research coverage by independent securities and industry analysts. If no independent securities or industry analysts continue coverage of us, the trading price for our Common Stock could be negatively impacted. If one or more of the analysts who covers us downgrades our Common Stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Common Stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of securities.

Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations.  In many instances, we believe that the non-cash consideration will consist of shares of our Common Stock, preferred stock or warrants to purchase shares of our Common Stock. Our Board of Directors has authority, without action or vote of the shareholders, subject to the requirements of the NYSE MKT (which generally require shareholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of Common Stock or voting rights representing over 20% of our then outstanding shares of stock), to issue all or part of the authorized but unissued shares of Common Stock, preferred stock or warrants to purchase such shares of Common Stock. In addition, we may attempt to raise capital by selling shares of our Common Stock, possibly at a discount to market in the future. These actions will result in dilution of the ownership interests of existing shareholders and may further dilute Common Stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of us, because the shares may be issued to parties or entities committed to supporting existing management.

If we are delisted from the NYSE MKT, your ability to sell your shares of our Common Stock may be limited by the penny stock restrictions, which could further limit the marketability of your shares.

If our Common Stock is delisted, it could come within the definition of “penny stock” as defined in the Exchange Act and could be covered by Rule 15g-9 of the Exchange Act. That Rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

Due to the fact that our Common Stock is listed on the NYSE MKT, we are subject to financial and other reporting and corporate governance requirements which increase our costs and expenses.

We are currently required to file annual and quarterly information and other reports with the  Commission that are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.  Additionally, due to the fact that our Common Stock is listed on the NYSE MKT, we are also subject to the requirements to maintain independent directors, comply with other corporate governance requirements and are required to pay annual listing and stock issuance fees. These obligations require a commitment of additional resources including, but not limited, to additional expenses, and may result in the diversion of our senior management’s time and attention from our day-to-day operations. These obligations increase our expenses and may make it more complicated or time consuming for us to undertake certain corporate actions due to the fact that we may require NYSE approval for such transactions and/or NYSE rules may require us to obtain shareholder approval for such transactions.

Future sales of our Common Stock by our existing shareholders could cause our stock price to decline.

If our shareholders sell substantial amounts of our Common Stock in the public market, the market price of our Common Stock could decrease significantly. The perception in the public market that our shareholders might sell shares of our Common Stock could also depress the market price of our Common Stock. Up to 3,323,734 shares of our Common Stock and 3,700,758 shares of Common Stock that are issuable upon the exercise of the Warrants will become eligible for sale in the public markets from time to time after the effectiveness of the registration statement of which this prospectus is a part. The market price for shares of our Common Stock may drop significantly if a large number of shares are sold. A decline in the price of shares of our Common Stock might impede our ability to raise capital through the issuance of additional shares of our Common Stock or other equity securities.

There may be future sales of our Common Stock, which could adversely affect the market price of our Common Stock and dilute a shareholder’s ownership of Common Stock.

The exercise of any options granted to executive officers and other employees under our equity compensation plans, and other issuances of our Common Stock could have an adverse effect on the market price of the shares of our Common Stock. We are not restricted from issuing additional shares of Common Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of Common Stock, provided that we are subject to the requirements of the NYSE MKT (which generally require shareholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of Common Stock or voting rights representing over 20% of our then outstanding shares of stock). Sales of a substantial number of shares of our Common Stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Accordingly, our shareholders bear the risk that our future offerings will reduce the market price of our Common Stock and dilute their stock holdings in us.

USE OF PROCEEDS

The proceeds from the sale of the shares offered pursuant to this prospectus are solely for the accounts of the selling shareholders. Accordingly, we will not receive any of the proceeds from the sale of shares offered by this prospectus. See “Selling Shareholders” and “Plan of Distribution” described below. We will however, receive proceeds upon the exercise of the Warrants, which shares of Common Stock are being registered in connection herein, provided that such securities are exercised for cash. If exercised, we plan to use the proceeds from the exercise of the Warrants (an aggregate of 3,323,734 Warrants held by the Investors, totaling an aggregate of $3,323,734 in possible funding and an aggregate of 377,024 Agent and Advisor Warrants, totaling an aggregate of $377,024 in possible funding, assuming such warrants were fully exercised, representing a total of $3,700,758 in possible funding), if one-third of the Warrants are exercised, if two-thirds is exercised and if exercised in full (in each case based on the aggregate funds which would be received upon the exercise of the portion of shares of Common Stock issuable in connection with the exercise of the Warrants in aggregate), of which there can be no assurance, as follows:

Use of Proceeds	Assuming One-Third Exercised*	Assuming Two-Thirds Exercised*	Assuming Full Exercise*	Percentage of Net Proceeds
Drilling operations	$986,869	$1,973,738	$2,960,606	80.0%
Working capital and general corporate purposes	$246,717	$493,434	$740,152	20.0%
Totals	$1,233,586	$2,467,172	$3,700,758	100.0%

* Approximate.

The use of proceeds amounts given in the above table are only estimates and the timing and manner of use of the net proceeds may vary, depending on the amount of actual proceeds received from the exercise of the Warrants, if any, the timing of the receipt of such proceeds, our rate of growth and other factors. The foregoing represents our best estimate of our use of the net proceeds of the offering based on current planning and business conditions. We reserve the right to change our use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur, or in our management's discretion. Pending the use of the net proceeds from the cash exercise of the Warrants as described above, we intend to invest the proceeds in investment grade, interest-bearing instruments. Additionally, we can provide no assurances that the Warrants, or any portion thereof, will be exercised in the future, or that such exercise, subject to the terms of the Warrants, will be in cash.  To the extent that any shares of Common Stock issuable upon exercise of the Warrants are not registered under an effective registration statement under the Securities Act, on the date that is six months after the Closing Date, such unregistered Warrant Shares are exercisable on a cashless basis pursuant to the terms of the Warrant Agreements.

The selling shareholders will pay any underwriting discounts and commission and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE MKT listing fees (if any), and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

The following table provides information regarding the selling shareholders and the number of shares each selling shareholder is offering under this prospectus. We have prepared this table based on information furnished to us by or on behalf of the selling shareholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the selling shareholder the right to acquire Common Stock within 60 days of December 17, 2014. Unless otherwise indicated in the footnotes below, we believe that the selling shareholders have sole voting and investment power with respect to all shares beneficially owned. The percentage ownership data is based on 33,117,516 shares of our Common Stock issued and outstanding as of December 17, 2014.

The shares may be sold by the selling shareholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered by each of the selling shareholders in this prospectus. The selling shareholders may sell less than all of the shares listed in the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares the selling shareholders will sell under this prospectus.

The table below has been prepared based upon information furnished to us by the selling shareholders. Since the date on which they provided us with the information below, the selling shareholders may have sold, transferred or otherwise disposed of some or all of their shares in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling shareholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to whether the selling stockholders will in fact sell any or all of their shares of common stock.

Unless otherwise indicated in the footnotes below, the selling shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below. Other than as described below, none of the selling shareholders are broker-dealers and/or affiliated with broker-dealers.

The selling shareholders have represented to us that they purchased the Shares and Warrants for their own account, for investment only and not with a view toward selling or distributing them in violation of the Securities Act, except in sales either registered under the Securities Act, or sales that are exempt from registration. In addition, the selling shareholders who are affiliates of broker dealers have represented that they purchased the shares in the ordinary course of business solely for their own accounts and for investment purposes and had no agreements or understandings, directly or indirectly, with any person to distribute them. In recognition of the fact that the selling shareholders, even though purchasing their shares for investment, may wish to be legally permitted to sell their shares when they deem appropriate, we agreed with the selling shareholders to file a registration statement to register the resale of the shares. We also have agreed to prepare and file all amendments and supplements necessary to keep the registration statement, of which this prospectus constitutes a part, effective, pursuant to the terms of the Subscription Agreements, until the earlier of (i) the second anniversary of the Closing Date, (ii) the date on which all Shares and Warrant Shares may be sold pursuant to Rule 144 under the Securities Act or any successor rule (“Rule 144”) during any three-month period without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) or (iii) such time as all of the Shares and Warrant Shares have been sold pursuant to a registration statement or Rule 144.  Information regarding the selling shareholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.

	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (2)			Number of Shares of Common Stock Being		Beneficial Ownership After Registration Assuming All Shares Are Sold (3)
Name of Selling shareholder (1)	Number		Percentage	Offered (3)		Number	Percentage
Alan B. Tingey	38,667		*	14,000	(4)	31,667	*
Alan R. Augenstein	21,539		*	23,078	(4)	10,000	*
Alan T. Woolery	18,654		*	32,308	(4)	2,500	*
Alexandre Palma	39,231		*	78,462	(4)	-	-
Andrei Amaritei (7)	-		*	11,965	(5)	-	-
Andrew Alltizer	41,154		*	62,308	(4)	10,000	*
Anthony D. Johnston	42,231		*	78,462	(4)	3,000	*
Barrett J. Shipman	20,000		*	30,000	(4)	5,000	*
Brian L. Heckler	18,154		*	32,308	(4)	2,000	*
Carlo Alberici	48,770		*	41,540	(4)	28,000	*
Casimir Capital LP (8)	1,000,000	(9)	2.9%	44,650	(6)	1,000,000	2.7%
Chad Libertus	25,077		*	46,154	(4)	2,000	*
Clinton McDonnough	69,231		*	78,462	(4)	30,000	*
Dale LeMasters	57,154		*	62,308	(4)	26,000	*
Daniel P. Messing	18,000		*	30,000	(4)	3,000	*
David B. O'Neill	103,175		*	154,616	(4)	25,867	*
David G. Gross	70,000		*	140,000	(4)	-	-
Dennis D. Howarter & Pamela J. Howarter	78,000		*	100,000	(4)	28,000	*
Dennis M. Scullin	44,231		*	78,462	(4)	5,000	*
Donald P. Favre	56,847		*	57,694	(4)	28,000	*
Donald Ross Cameron	39,231		*	78,462	(4)	-	-
Edward Heitin	39,231		*	78,462	(4)	-	-
Emilio DiMatteo	50,231		*	78,462	(4)	11,000	*
Eric Timar	21,154		*	32,308	(4)	5,000	*
Filippo Puglisi-Alibrandi	8,077		*	16,154	(4)	-	-
Gary Sterbinsky	13,077		*	16,154	(4)	5,000	*
Horacio Pena	39,231		*	78,462	(4)	-	-
James Aldridge	31,154		*	62,308	(4)	-	-
James F. Somers	90,231		*	108,462	(4)	36,000	*
John Charles David Lewis and Susan Elizabeth Kenney JWROS	51,154		*	62,308	(4)	20,000	*
John F. Mccarthy	80,231		*	138,462	(4)	11,000	*
John G. Klinge	16,154		*	32,308	(4)	-	-
Jon D. Tingey	43,167		*	24,000	(4)	31,167	*
Jonathan Ansbacher	16,539		*	23,078	(4)	5,000	*
Jonathan Gralnick	33,077		*	46,154	(4)	10,000	*
Jonathan Rich (7)	-		*	13,960	(5)	-	-

Jone Law Koford	50,000	*	100,000	(4)	-	-
Jonny Frank	9,231	*	18,462	(4)	-	-
Jorge Morazzani	21,347	*	27,694	(4)	7,500	*
Jose M. Martinez	23,277	*	31,154	(4)	7,700	*
Joseph DiCindio (7)	-	*	665	(5)	-	-
Joseph Glodek (7)	-	*	81,815	(5)	-	-
Joseph M. Diangelo	105,808	*	154,616	(4)	28,500	*
Joseph McLauchlan	23,077	*	46,154	(4)	-	-
Karen P. Christensen	10,199	*	20,000	(4)	199	*
Keith Jackson	65,000	*	100,000	(4)	15,000	*
Keith O. Newton	59,231	*	78,462	(4)	20,000	*
Kevan Bradshaw and Swan Bradshaw JWROS	47,231	*	78,462	(4)	8,000	*
Kevin Borkowski	45,770	*	61,540	(4)	15,000	*
Kevin M. MacKenzie	69,231	*	138,462	(4)	-	-
Kip Neuhoff	17,154	*	12,308	(4)	11,000	*
Kurtis Krentz	39,231	*	78,462	(4)	-	-
Lawrence Ballard	16,154	*	32,308	(4)	-	-
Linden Growth Partners LP (10)	259,659	*	461,540	(4)	28,889	*
Marc Swanson	20,000	*	30,000	(4)	5,000	*
Mario Dell'Aera	94,931	*	78,462	(4)	55,700	*
Michael Capilouto	20,770	*	41,540	(4)	-	-
Michael P. Quackenbush Jr	39,231	*	78,462	(4)	-	-
Michael P. Fahey	44,231	*	78,462	(4)	5,000	*
Michael Snow	19,616	*	39,232	(4)	-	-
Michael W. Tully and Jill Marie Tully	15,577	*	31,154	(4)	-	-
National Securities Corporation (11)	-	*	135,927	(5)	-	-
Patrick B. Giugliano	230,770	*	461,540	(4)	-	-
Perry Theodoros	137,385	*	230,770	(4)	22,000	*
Peter and Laura Claude JTWROS	53,381	*	78,462	(4)	14,150	*
Ray R. Garcia	23,077	*	46,154	(4)	-	-
Raymond Todd Barrett	11,539	*	23,078	(4)	-	-
Richard and Lois Libretti JTWROS	244,616	*	309,232	(4)	90,000	*
Richard Libretti (7)	-	*	81,815	(5)	-	-
Richard M. Jeanneret (12)	227,308	*	154,616	(4)	150,000	*
Richard Olstein	51,154	*	62,308	(4)	20,000	*
Robert Livingston	56,638	*	61,386	(4)	25,945	*
Sasha Coviello (7)	-	*	6,227	(5)	-	-
Scott Thompson	16,600	*	19,200	(4)	7,000	*
The L&J Udy Family Limited Partnership (13)	241,667	*	300,000	(4)	91,667	*
THG Investment, LLC (14)	221,283	*	309,232	(4)	66,667	*
Thomas E. Malloy	154,616	*	309,232	(4)	-	-
Thomas S. Bridges Revocable Trust (15)	133,000	*	200,000	(4)	33,000	*
Todd G. Bari	28,154	*	32,308	(4)	12,000	*
Todd J. Anderson	17,154	*	17,308	(4)	8,500	*
Wilmont Clyde Burch	133,333	*	200,000	(4)	33,333	*
			7,024,492

*      Less than 1%

(1)
All selling shareholders (other than the Placement Agent and Advisor) subscribed for Shares and Warrants in the Offering described above under “Prospectus Summary” – “Common Stock and Warrant Offering”.  The Placement Agent and Advisor received Warrants in consideration for placement agent and advisor services rendered, respectively, in connection with the Offering, as described above under “Prospectus Summary” – “Common Stock and Warrant Offering”.

(2)
“Beneficial ownership” means that a person, directly or indirectly, has or shares voting, investment or dispositive power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is determined as of December 17, 2014, and the percentage is based upon 33,117,516 shares of our Common Stock outstanding as of December 17, 2014.  Beneficial ownership of each selling shareholder does not include shares underlying the Warrants, which are not exercisable by the holders thereof within 60 days of November 28, 2014, but are instead only exercisable on or after May 29, 2015).

(3)
Assumes the sale of all Shares, the exercise of all Warrants and sale of all shares underlying Warrants registered herein. Based on 36,818,274 shares outstanding assuming the exercise in full of all Warrants and assuming no cashless exercise of such Warrants.

(4)
One half of such shares represents Shares sold in the Offering as part of Units in the Offering and the other half of the shares represents Warrant Shares issuable upon exercise of Warrants sold as part of Units in the Offering.

(5)
Shares issuable upon exercise of Placement Agent Warrants, granted to the selling shareholder in consideration for placement agent services rendered in connection with the Offering, or assigned to the selling shareholder by the Placement Agent, in his or her capacity as an employee of, or registered broker-dealer affiliated with, the Placement Agent.

(6)	Shares issuable upon exercise of Advisor Warrants, granted to the selling shareholder in consideration for advisory services rendered in connection with the Offering.
(7)
The selling shareholder is either employed by National Securities Corporation, a registered broker-dealer, which acted as our Placement Agent in connection with the Offering and/or is registered with National Securities Corporation.

(8)
The beneficial owner of the warrants held by Casimir Capital LP is Richard Sands, its Chief Executive Officer.  Casimir Capital LP is a registered broker-dealer and provided advisory services to us in connection with the Offering.

(9)	Represents 1,000,000 shares of common stock issuable upon exercise of an outstanding warrant at an exercise price of $2.50 per share, which expire if unexercised on March 24, 2019.
(10)	The beneficial owner of the securities held by Linden Growth Partners LP, is Paul Coviello, its managing partner.
(11)
The beneficial owner of the warrants held by National Securities Corporation is Mark Goldwasser, its Chief Executive Officer.  National Securities Corporation is a registered broker-dealer and acted as our Placement Agent in connection with the Offering.

(12)
Serves on the Board of Directors of a registered broker-dealer; however the Shares and Warrant Shares registered herein on behalf of the selling shareholder are held individually by the selling shareholder and not for the benefit of the registered broker-dealer.

(13)	The beneficial owner of the securities held by The L&J Udy Family Limited Partnership is Lex L. Udy, its General Partner.
(14)	Beneficial owners of the securities held by THG Investment, LLC are James E. George, its manager and member and Mary M. George, its member.
(15)	The beneficial owner of the securities held by the Thomas S. Bridges Revocable Trust is Thomas S. Bridges.

Relationship with Selling shareholders

As discussed in greater detail above under “Prospectus Summary” – “Purchase Agreement” and “Prospectus Summary” – “Common Stock and Warrant Offering”, we agreed to register the resale of the shares acquired by the Investors in connection with our entry into the Subscription Agreements.  Additionally, the Shares underlying the Agent and Advisor Warrants are being registered on behalf of the Placement Agent (and its assigns) and the Advisor in the Offering as described above under “Prospectus Summary” – “Purchase Agreement” and “Prospectus Summary” – “Common Stock and Warrant Offering”.

DESCRIPTION OF CAPITAL STOCK
Common Stock

The following summary of the terms of our Common Stock is subject to and qualified in its entirety by reference to our charter and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to the “Where You Can Find More Information” section of this prospectus for directions on obtaining these documents.

As of December 17, 2014, we were authorized to issue 200,000,000 shares of Common Stock and had 33,117,516 shares of Common Stock outstanding.

The holders of our Common Stock are entitled to equal dividends and distributions per share with respect to the Common Stock when, as and if declared by the Board of Directors from funds legally available therefore.  No holder of any shares of Common Stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities.  Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred shareholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock.  All shares of Common Stock now outstanding are, and all shares that we are selling in this offering, upon their issuance and sale, will be, fully paid, validly issued and non-assessable.  The holders of our Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock, the holders of such shares possess all voting power.

Preferred Stock

As of December 17, 2014, we were authorized to issue 100,000,000 shares of preferred stock, $0.001 par value per share, of which 25,000,000 shares have been designated “Series A Convertible Preferred Stock”. On January 27, 2013, each outstanding share of Series A Convertible Preferred Stock converted into one share of common stock. Accordingly, the Company has no preferred shares outstanding as of the date of this prospectus.

Under our amended and restated certificate of formation, our Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by our Board of Directors.  The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the preferred stock of any other series.  The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of the Common Stock.

Business Combinations under Texas Law

A number of provisions of Texas law, our certificate of formation and bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our Board of Directors.

We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the Texas Business Organizations Code (the “Texas Business Combination Law”). That law provides that a Texas corporation may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder”, for a period of three years from the date that person became an affiliated shareholder, subject to certain exceptions (described below). An “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares. The law’s prohibitions do not apply if the business combination or the acquisition of shares by the affiliated shareholder was approved by the Board of Directors of the corporation before the affiliated shareholder became an affiliated shareholder; or the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

Because we have more than 100 of record shareholders, we are considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

●
the business combination of an issuing public corporation: where the corporation’s original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its charter or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

●
a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

●
a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or

●
a business combination of a corporation with its wholly-owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Neither our certificate of formation nor our bylaws contain any provision expressly providing that we will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving our company, even if that event would be beneficial to our shareholders.

Anti-Takeover Provisions of Our Charter Documents

Our certificate of formation and bylaws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over, that could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business. These provisions include:

●
Special Meetings of Stockholders — Our bylaws provide that special meetings of the stockholders may only be called by our Chairman, our President, or upon written notice to our Board of Directors by our stockholders holding not less than 30% of our outstanding voting capital stock.

●	Amendment of Bylaws — Our bylaws may be amended by our Board of Directors alone.

●
Advance Notice Procedures — Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders. At an annual meeting, our stockholders elect a Board of Directors and transact such other business as may properly be brought before the meeting. By contrast, at a special meeting, our stockholders may transact only the business for the purposes specified in the notice of the meeting.

●	No cumulative voting — Our certificate of formation and bylaws do not include a provision for cumulative voting in the election of directors.

●	Vacancies — Our bylaws provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders.

●
Preferred Stock — Our certificate of formation allows us to issue up to 100,000,000 shares of preferred stock, of which 25 million shares have been designated as Series A preferred stock.  The undesignated preferred stock may have rights senior to those of the Common Stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In some circumstances, this issuance could have the effect of decreasing the market price of the Common Stock as well as having an anti-takeover effect.

●
Authorized but Unissued Shares — Our Board of Directors may cause us to issue our authorized but unissued shares of Common Stock in the future without stockholders' approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of formation provides that our directors are not personally liable to us or our shareholders for monetary damages for an act or omission in their capacity as a director. A director may, however, be found liable for, and we may be prohibited from indemnifying them against:

●	any breach of the director’s duty of loyalty to us or our shareholders;

●	acts or omissions not in good faith that constitute a breach of the director’s duty to us;

●	acts or omissions that involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director receives an improper benefit; or

●	acts or omissions for which the liability is expressly provided by an applicable statute.

Our certificate of formation also provides that we will indemnify our directors, and may indemnify our agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of our company under our certificate of formation, it is the position of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Subchapter C of Title 1 of Chapter 8 of the Texas Business Organizations Code describes the terms and conditions under which a corporation is authorized to indemnify its directors, officers and other agents against judgments, penalties, fines, settlements and expenses that they may incur in connection with proceedings brought against them, or in which they are otherwise involved, as a result of their service as directors, officers or other agents of the corporation.

Indemnification Agreements

We have entered into indemnification agreements with each of our officers and directors pursuant to which we have agreed, to the maximum extent permitted by applicable law and subject to the specified terms and conditions set forth in each agreement, to indemnify a director or officer who acts on our behalf and is made or threatened to be made a party to any action or proceeding against expenses, judgments, fines and amounts paid in settlement that are incurred by such officer or director in connection with the action or proceeding. The indemnification provisions apply whether the action was instituted by a third party or by us.  We also maintain insurance on behalf of our officers and directors that provides coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

Transfer Agent and Registrar

First American Stock Transfer, Inc., is the transfer agent and registrar for our Common Stock.

Listing on NYSE MKT

Our Common Stock is listed on the NYSE MKT under the symbol "PED."

PLAN OF DISTRIBUTION

We are registering for resale by the selling shareholders and certain transferees a total of 7,024,492 shares of Common Stock (including 3,700,758 shares of Common Stock issuable upon exercise of the Warrants). We will not receive any of the proceeds from the sale by the selling shareholders of the shares of Common Stock. However, to the extent that the Warrants are exercised for cash, we will receive the payment of the exercise price in connection with such exercise (see “Use of Proceeds” on page 38). We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. If the shares of Common Stock are sold through broker-dealers or agents, the selling shareholders will be responsible for any compensation to such broker-dealers or agents.

The selling shareholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus.

The selling shareholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders will sell their shares of Common Stock subject to the following:

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all of a portion of the shares of Common Stock beneficially owned by the selling shareholders or their perspective pledgees, donees, transferees or successors in interest, may be sold on the over-the-counter markets, any national securities exchange or quotation service on which the shares of our Common Stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

●	each sale may be made at market price prevailing at the time of such sale, at negotiated prices, at fixed prices or at carrying prices determined at the time of sale;

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some or all of the shares of Common Stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions or hedging transactions. The selling shareholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of Common Stock short and deliver shares of Common Stock to close out short positions or loan or pledge shares of Common Stock to broker-dealers or agents that in turn may sell such shares; and

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in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and may receive commissions from the purchasers of the shares of Common Stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transaction involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any share of Common Stock from or through such broker-dealer or agent. we have been advised that, as of the date hereof, none of the selling shareholders have made any arrangements with any broker-dealer or agent for the sale of their shares of Common Stock.

The selling shareholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profits realized by the selling shareholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of Common Stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling shareholder may also transfer, devise or gift the shares of Common Stock by other means not covered in this prospectus in which case the transferee, devisee or giftee will be the selling shareholder under this prospectus.

If required at the time a particular offering of the shares of Common Stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the shelf registration statements of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling shareholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will bear all expenses of the registration of the shares of Common Stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with the state securities of “blue sky” laws. The selling shareholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholders, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling shareholder will be entitled to contribution. We will be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders for use in this prospectus, in accordance with the related securities purchase agreement or will be entitled to contribution once sold under this shelf registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

Our consolidated balance sheet as of December 31, 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, appearing in our Annual Report on Form 10-K for the year ended December 31, 2013, or Form 10-K, as amended by our filing of an Amendment to the Form 10-K on July 1, 2014, have been audited by GBH CPAs, PC, as set forth in their report thereon, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The revenues and direct operating expenses of oil and gas properties acquired by the Company from Continental Resources, Inc. for the years ended December 31, 2013 and 2012, appearing in the Current Report on Form 8-K/A dated May 21, 2014, have been audited by GBH CPAs, PC, as set forth in their report thereon, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Certain of our oil and gas reserve estimates that are incorporated herein by reference were based upon reports prepared by Ryder Scott Company, L.P., an independent professional engineering firm specializing in the technical evaluation of oil and gas assets and estimates of future net income. These estimates are included and incorporated by reference herein in reliance on the authority of such firm as an expert in such matters.

Certain of our oil and gas reserve estimates that are incorporated herein by reference were based upon a report prepared by South Texas Reservoir Alliance LLC, an independent professional engineering firm specializing in the technical evaluation of oil and gas assets and estimates of future net income. These estimates are included and incorporated by reference herein in reliance on the authority of such firm as an expert in such matters.

No expert or counsel named in this prospectus supplement as having prepared or certified any part of this prospectus supplement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

LEGAL MATTERS

The Loev Law Firm, PC, Bellaire, Texas, will issue an opinion with respect to the validity of the shares of Common Stock offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Investors,” “SEC Filings” page of our website at www.pacificenergydevelopment.com. Information on our web site is not part of this prospectus supplement or the accompanying prospectus, and we do not desire to incorporate by reference such information herein. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and any prospectus supplement. The securities offered under this prospectus and any prospectus supplement are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any prospectus supplement, is accurate only as of the date of this prospectus and prospectus supplement (if any), respectively, regardless of the time of delivery of this prospectus or any prospectus supplement, or any sale of the securities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and documents. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement from the date on which we file that document. Any reports filed by us with the SEC (i) on or after the date of filing of the registration statement and the accompanying prospectus and (ii) on or after the date of this prospectus supplement and before the termination of the offering of the securities by means of this prospectus supplement will automatically update and, where applicable, supersede information contained in this prospectus supplement or incorporated by reference into this prospectus supplement.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus supplement forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus supplement have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014, as amended on July 1, 2014;

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Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014, and September 30, 2014, filed with the SEC on May 15, 2014, August 13, 2014, and November 14, 2014, respectively;

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Our Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on January 22, 2014 (Form 8-K); February 12, 2014 (Form 8-K); February 13, 2014 (Form 8-K); February 20, 2014 (Form 8-K); February 28, 2014 (Form 8-K); March 6, 2014 (Form 8-K); March 10, 2014 (Form 8-K); April 1, 2014 (Form 8-K); May 21, 2014 (Form 8-K/A); July 3, 2014 (Form 8-K); July 21, 2014 (Form 8-K); August 5, 2014 (Form 8-K); August 14, 2014 (Form 8-K); October 14, 2014 (Form 8-K); and December 3, 2014 (Form 8-K); and

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The description of our Common Stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on September 5, 2013 (File No. 001-35922) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    These documents contain important information about us, our business and our financial condition. You may request a copy of these filings, at no cost, by writing or telephoning us at:

PEDEVCO Corp.
4125 Blackhawk Plaza Circle, Suite 201
Danville, CALIFORNIA 94506
Phone: (855) 733-2685
Fax: (925) 403-0703

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act or the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this filing and before the termination of this offering shall be deemed to be incorporated in this prospectus supplement and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

We maintain an Internet website at www.pacificenergydevelopment.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

PEDEVCO CORP.

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3,323,734 Shares of Common Stock and
3,700,758 Shares of Common Stock Issuable Upon Exercise of Warrants
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PROSPECTUS

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.